Filed Pursuant to Rule 424(b)(3)

Registration No. 333-201255

PROSPECTUS

AmSurg Corp.

Offer to Exchange

Up To $1,100,000,000 aggregate principal amount of

5.625% Senior Notes due 2022

which have been registered under the Securities Act of 1933

for outstanding unregistered

Up To $1,100,000,000 aggregate principal amount outstanding of

5.625% Senior Notes due 2022

We are offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange up to $1.1 billion aggregate principal amount of registered 5.625% senior notes due 2022 (the “exchange notes”) for any and all of our $1.1 billion aggregate principal amount of unregistered 5.625% senior notes due 2022 that were issued in a private placement on July 16, 2014 (the “private notes”). The exchange notes are substantially identical to the private notes, except the exchange notes are registered under the Securities Act of 1933, as amended (the “Securities Act”), and the restrictions on transfer and registration rights, and related additional interest provisions, applicable to the private notes will not apply to the exchange notes. The exchange notes will represent the same debt as the private notes and we will issue the exchange notes under the same indenture under which the private notes were issued. As with the private notes, the exchange notes are, jointly and severally, fully and unconditionally guaranteed by our existing and future direct and indirect subsidiaries that guarantee our senior secured credit facility pursuant to a credit agreement, dated as of July 16, 2014, among AmSurg Corp., Citibank, N.A., as Administrative Agent, and the other lenders thereto (the “senior secured credit facility”), and our 5.625% senior notes due 2020 (the “2020 senior notes”).

We refer to the private notes and the exchange notes collectively in this prospectus as the “notes.” We refer to this exchange as the “exchange offer.”

The private notes sold pursuant to Rule 144A under the Securities Act bear the CUSIP number 03232PAC2, and the private notes sold pursuant to Regulation S under the Securities Act bear the CUSIP number U0018WAB2.

Terms of the Exchange Offer

•	The exchange offer expires at 5:00 p.m., New York City time, on February 18, 2015, unless we extend it.

•	The exchange offer is subject to customary conditions, which we may waive.

•	We will exchange all private notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer for an equal principal amount of exchange notes.

•	You may withdraw your tender of private notes at any time prior to the expiration of the exchange offer in accordance with the procedures set forth therein.

•	If you fail to tender your private notes, you will continue to hold unregistered, restricted securities, and it may be difficult to transfer them.

•	We believe that the exchange of private notes for exchange notes should not be a taxable transaction for U.S. federal income tax purposes, but you should see the discussion under the caption “Material United States Federal Income Tax Considerations” for more information.

•	We will not receive any proceeds from the exchange offer.

Participating in the exchange offer involves risks. See “Risk Factors,” beginning on page 10, for a discussion of certain factors that you should consider before deciding to exchange private notes for exchange notes pursuant to this exchange offer.

Each broker-dealer that receives the exchange notes for its own account pursuant to this exchange offer must acknowledge by way of the letter of transmittal that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the exchange notes received in exchange for private notes where such private notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 90 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 16, 2015.

THIS PROSPECTUS IS PART OF A REGISTRATION STATEMENT WE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”). IN MAKING YOUR INVESTMENT DECISION, YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS, IN THE ACCOMPANYING LETTER OF TRANSMITTAL OR THE INFORMATION TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY OTHER INFORMATION. IF YOU RECEIVE ANY UNAUTHORIZED INFORMATION, YOU MUST NOT RELY ON IT. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO EXCHANGE THE PRIVATE NOTES. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN ITS RESPECTIVE DATE.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy materials that we have filed or will file with the SEC at the SEC’s Public Reference Room located at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, or at the SEC’s public reference rooms in New York, New York or Chicago, Illinois. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov).

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus “incorporates by reference” information that we have filed with the SEC under the Exchange Act, which means that we are disclosing important information to you by referring you to those documents. Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus will be deemed modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or any subsequently filed document which also is, or is deemed to be, incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Accordingly, we incorporate by reference the specific documents listed below and any future filings made with the SEC after the date hereof under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act which will be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date we subsequently file such reports and documents after the date hereof and prior to the effectiveness of the registration statement of which this prospectus forms a part, except that any such reports or portions thereof which are furnished under Item 2.02 or Item 7.01 of any Current Reports on Form 8-K and not filed shall not be deemed incorporated by reference herein:

•	our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 26, 2014 (including the information specifically incorporated by reference therein from our definitive proxy statement on Schedule 14A, filed with the SEC on April 21, 2014);

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014, filed with the SEC on May 1, 2014, as amended by Amendment No. 1 on Form 10-Q/A, filed with the SEC on May 2, 2014;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2014, filed with the SEC on August 1, 2014;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2014, filed with the SEC on November 7, 2014; and

•	our Current Reports on Form 8-K, filed with the SEC on February 4, 2014, March 7, 2014, May 21, 2014, June 2, 2014, June 18, 2014, June 23, 2014, June 27, 2014, June 30, 2014, July 2, 2014, July 22, 2014, October 22, 2014, November 4, 2014 (Items 5.02 and 8.01 only), November 14, 2014 and December 23, 2014 (which such Report supercedes Exhibit 99.2 in the Current Report on Form 8-K filed on October 22, 2014).

This prospectus incorporates important business and financial information about us from documents that are not included in or delivered with this prospectus. You may have already been sent some of the documents incorporated by reference, but you can obtain any of them through the SEC’s website at http://www.sec.gov or from us, excluding all exhibits (unless an exhibit has been specifically incorporated herein by reference), free of charge, by requesting them in writing or by telephone from us at the following address:

AmSurg Corp.

Secretary

1A Burton Hills Boulevard

Nashville, Tennessee 37215

(615) 665-3550

You can also get more information by visiting our website at www.amsurg.com. Website materials are not part of this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus. If information in incorporated documents conflicts with information in this prospectus you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document. You should not assume that the information in this prospectus or any document incorporated by reference is accurate as of any date other than the date of those documents. We have not authorized anyone else to provide you with any information.

You will not be charged for any of these documents that you request. In order to ensure timely delivery of the documents, any request should be made no later than February 10, 2015, which is five business days prior to the expiration date.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. Forward-looking statements include statements we make concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, and other information that is not historical information. When used in this prospectus, the words “estimates,” “expects,” “anticipates,” “projects,” “forecasts,” “plans,” “intends,” “believes,” “foresees,” “seeks,” “likely,” “may,” “will,” “should,” “goal,” “target,” and variations of these words or similar expressions (or the negative versions of any such words) are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. Accordingly, investors should not place undue reliance on our forward-looking statements. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. All forward looking statements are based upon information available to us on the date of this prospectus.

In evaluating these forward-looking statements, you should carefully consider the risks described herein and in our Current Report on Form 8-K filed with the SEC on June 23, 2014, which is incorporated by reference into this prospectus. After the date of this prospectus, we undertake no obligation to publicly update or revise forward-looking statements, all of which are expressly qualified by the statements of this section, to reflect events or circumstances or to reflect the occurrence of unanticipated events, except as required by law.

PROSPECTUS SUMMARY

This summary highlights selected information about AmSurg Corp., the exchange offer and the exchange notes contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that is important to you. To understand the exchange offer fully and for a more complete description of the legal terms of the exchange notes, you should carefully read this entire prospectus, especially the risks of investing in the exchange notes discussed under “Risk Factors,” including the indenture governing the notes, the accompanying letter of transmittal and the documents incorporated herein by reference. In this prospectus, other than in “Description of the Exchange Notes” and unless the context requires otherwise, “AmSurg,” “we,” “us,” “our” and “ours” refer to AmSurg Corp., a Tennessee corporation, together with its subsidiaries.

AmSurg Corp.

We acquire, develop and operate ambulatory surgery centers (“ASCs” or “surgery centers”) in partnership with physician practice groups throughout the U.S. and provide outsourced physician services in multiple specialties to hospitals, ambulatory surgery centers and other healthcare facilities, primarily in the areas of anesthesiology, children’s services, emergency medicine and radiology. We are the largest owner and operator of ASCs in the United States based upon total number of facilities. At September 30, 2014, we operated 243 ASCs in 34 states and the District of Columbia in partnership with approximately 2,100 physicians, and provide physician services to more than 300 healthcare facilities in 25 states, employing more than 2,600 physicians and other healthcare professionals.

Ambulatory Services Operations

Our company was formed in 1992 for the purpose of acquiring, developing and operating ASCs in partnership with physicians. Our surgery centers are typically located adjacent to or in close proximity to the medical practices of our partner physicians. We generally own a majority interest, primarily 51%, in the facilities we operate. Our surgery centers primarily provide non-elective, high volume, lower-risk surgical procedures across multiple specialties, including, among others, gastroenterology, ophthalmology, and orthopaedics. Our ASCs are designed with a cost structure that creates significant savings for patients and payors when compared to surgical services performed in hospital outpatient departments (“HOPDs”).

We acquire, develop and operate ASCs through the formation of partnerships with physicians and health systems to serve the communities in our markets. Since physicians are critical to the delivery of healthcare, we have developed our operating model to encourage physicians to affiliate with our ASCs. We believe we attract physicians because our facilities adopt staffing, scheduling and clinical systems and protocols with the goal of increasing physician efficiency and engagement. We believe that our focus on physician satisfaction combined with providing safe, high-quality healthcare in a friendly and convenient environment for patients will continue to make our ASCs an attractive alternative to HOPDs for physicians, patients and payors.

We focus on providing high-quality surgery centers that meet the needs of patients, physicians and payors. We believe our facilities (i) enhance the quality of care for our patients, (ii) provide significant administrative, clinical and efficiency benefits to physicians, and (iii) offer a low cost alternative for patients and payors.

Physician Services Operations

On July 16, 2014, we acquired Sheridan Healthcare (“Sheridan”). With the completion of this acquisition, we believe we are a leading national provider of multi-specialty outsourced physician services to hospitals, ASCs and other healthcare facilities. We deliver physician services, primarily in the areas of anesthesiology, children’s services, radiology and emergency medicine services, to more than 300 healthcare facilities, and believe we are a leading provider of physician services in each of those specialties. We employ more than 2,600 physicians and other healthcare professionals who apply a care-centric approach to medical care and have physician practices in 25 states with a significant presence in Florida, New Jersey, Texas and California. We believe our scale and ability to leverage administrative and support infrastructure enable us to effectively recruit and retain physicians, provide services at lower costs and generate attractive profit margins.

Our physicians usually lead the daily operations of their specialty departments and integrate themselves into the clinical leadership at our client’s facilities. This integration allows us to collaborate with hospitals, ASCs and other healthcare facilities to improve their operations. We believe our national scale and footprint enable us to provide better coordination of care, better physician coverage, stronger recruiting services, more professional and experienced management and improved patient throughput and outcomes as compared to smaller independent physician groups or directly affiliated facility practices with which we compete.

Our principal executive offices are located at 1A Burton Hills Boulevard, Nashville, Tennessee 37215, and our telephone number is (615) 665-1283. AmSurg Corp. is a Tennessee corporation.

Summary of the Exchange Offer

On July 16, 2014, AmSurg Escrow Corp. (“Escrow Sub”) issued, through private placements exempt from the registration requirements of the Securities Act, $1,100,000,000 of our private notes. On the same date, Escrow Sub merged with and into AmSurg Corp. (or the “Issuer”), and the Issuer entered into a supplemental indenture pursuant to which the Issuer assumed all of the obligations of Escrow Sub under the private notes and indenture as issuer of the private notes, and the subsidiary guarantors entered into a separate supplemental indenture pursuant to which such subsidiary guarantors agreed to unconditionally guarantee all of the Issuer’s obligations under the private notes and the indenture. Subsequent to July 16, 2014, four additional subsidiary guarantors joined the indenture pursuant to additional supplemental indentures.

Simultaneously with the private placement of the private notes, Escrow Sub, the Issuer and the guarantors entered into a registration rights agreement with respect to the private notes, dated July 16, 2014 (the “Registration Rights Agreement”). Subsequent to July 16, 2014, four additional guarantors joined the registration the Registration Rights Agreement pursuant to joinder agreements. In the Registration Rights Agreement, we agreed for the benefit of the holders of the private notes that we would file with the SEC and use our commercially reasonable efforts to cause to become effective a registration statement relating to an offer to exchange the private notes for the exchange notes with terms identical to the private notes (except that the exchange notes will not be subject to additional interest or restrictions on transfer), and, unless prohibited by applicable law or SEC policy, to complete the exchange offers pursuant to the terms of the Registration Rights Agreement within 270 days after the date of the original issuance of the private notes. If we fail to complete the exchange offer on or before April 10, 2015, which is 270 days after such original issuance date, then we will be required to pay additional interest to the holders of the private notes at a rate of 0.25% for the first 90 day period after such date and thereafter at a rate of an additional 0.25% for each subsequent 90 day period that elapses, provided that the aggregate increase in such annual interest rate may in no event exceed 1.0% per annum and provided that no interest will accrue following such time that this registration default has been cured. You may exchange your private notes in the exchange offer. You should read the discussion under the headings “The Exchange Offer” and “Description of the Exchange Notes” for further information regarding the exchange notes.

The Exchange Offer

We are offering to exchange:

•     Up to $1.1 billion aggregate principal amount of our 5.625% senior notes due 2022 registered under the Securities Act, which we refer to as exchange notes,

for

•     Up to $1.1 billion aggregate principal amount of our unregistered 5.625% senior notes due 2022 issued on July 16, 2014 in a private offering (CUSIP Numbers 03232PAC2 and U0018WAB2), which we refer to as private notes.

You may exchange private notes only in denominations of $2,000 (and integral multiples of $1,000 in excess thereof).

The exchange notes will be, jointly and severally, unconditionally guaranteed on a senior secured basis by the same current and future direct and indirect domestic subsidiaries of AmSurg Corp. as the private notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on February 18, 2015, unless we extend the expiration date. In that case, the phrase “expiration date” will mean the latest date and time to which we extend the exchange offer. We will issue exchange notes on the expiration date or promptly after that date.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, including, among other things, that the exchange offer does not violate applicable law or any applicable interpretation of the SEC. The exchange offer is not conditioned upon any minimum principal amount of private notes being submitted for exchange. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Participating in the Exchange Offer

To participate in the exchange offer, you must follow the procedures established by The Depository Trust Company, which we call “DTC,” for tendering private notes held in book-entry form. These procedures require that (i) the exchange agent receive, prior to the expiration date of the exchange offer, a computer generated message known as an “agent’s message” that is transmitted through DTC’s automated tender offer program, and (ii) DTC confirms that:

•   DTC has received your instructions to exchange your private notes; and

•   you agree to be bound by the terms of the letter of transmittal.

Under the letter of transmittal, you will represent to and agree with us that:

•   you are acquiring the exchange notes in the ordinary course of your business;

•   neither you nor, to your knowledge, any other person receiving the exchange notes from you is engaging in, intends to engage in, and has no arrangement or understanding with anyone to participate in a distribution of the exchange notes within the meaning of the federal securities laws; and

•   neither you nor, to your knowledge, any other person receiving exchange notes from you is an “affiliate,” as defined in Rule 405 under the Securities Act, of AmSurg, or a broker-dealer tendering the private notes acquired directly from AmSurg for its own account, or, if you or any such other person is an “affiliate” of AmSurg, you or any such other person will comply with the registration and prospectus delivery requirements of the Securities Act, if applicable.

If you are a broker-dealer who will receive exchange notes for your own account in exchange for private notes that you acquired as a result of your market-making or other trading activities, you will be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of such exchange notes.

Special Procedures for Beneficial Owners

If your private notes are held through a broker, dealer, commercial bank, trust company or other nominee and you wish to surrender such private notes, you should contact your intermediary promptly and instruct it to surrender your private notes on your behalf.

If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your private notes, either arrange to have your private notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take an extended period of time.

Guaranteed Delivery Procedures	If you wish to tender your private notes and you cannot do so before the expiration date deadline, or you cannot deliver your private notes, the letter of transmittal or any other documentation on time, then you must surrender your private notes according to the guaranteed delivery procedures appearing below under “The Exchange Offer—Guaranteed Delivery Procedures.”

Acceptance of Private Notes and Delivery of Exchange Notes	We will accept for exchange any and all private notes that are properly tendered in the exchange offer and not withdrawn prior to the expiration date, if you comply with the procedures of the exchange offer. The exchange notes will be delivered promptly after the expiration date. We will return any private notes that we do not accept for exchange to you promptly after the expiration or termination of the exchange offer.

Withdrawal Rights	You may withdraw the surrender of your private notes at any time prior to 5:00 p.m., New York City time, on the expiration date, by complying with the procedures for withdrawal described in “The Exchange Offer—Withdrawal of Tenders.”

Resale of Exchange Notes

We believe that you may offer for resale, resell and transfer your exchange notes without registering them under the Securities Act and delivering a prospectus, if you can make the same three representations that appear above under the heading “Procedures for Participating in the Exchange Offer.” If you are a broker-dealer who will receive exchange notes in your own account in exchange for private notes that you acquired as a result of your market-making or other trading activities, you must deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Our belief is based on interpretations of the SEC staff for other exchange offers that the SEC staff expressed in some of the SEC’s no-action letters to other issuers in exchange offers like ours. We cannot guarantee that the SEC would make a similar decision about this exchange offer. If our belief is wrong, or if you cannot truthfully make the representations mentioned above, and you transfer any exchange note issued to you in the exchange offer without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from such requirements, you could incur liability under the Securities Act. We are not indemnifying you for any such liability and we will not protect you against any loss incurred as a result of any such liability under the Securities Act.

Accounting Treatment	We will not recognize a gain or loss for accounting purposes as a result of the exchange.

Material Federal Income Tax Consequences	The exchange of private notes for exchange notes should not be a taxable transaction for United States federal income tax purposes. You should not have to pay federal income tax as a result of your participation in the exchange offer. See “Material United States Federal Income Tax Considerations.”

Exchange Agent	U.S. Bank National Association is serving as the exchange agent in connection with the exchange offer. U.S. Bank National Association also serves as trustee under the indenture governing the notes. The address, telephone number and facsimile number of the exchange agent are listed under the heading “The Exchange Offer—Exchange Agent.”

Failure to Exchange Private Notes Will Adversely Affect You	If you are eligible to participate in this exchange offer and you do not tender your private notes in accordance with the procedures described in this prospectus, you will not have any further registration or exchange rights. In that event, your private notes will continue to accrue interest until maturity in accordance with the terms of the private notes but will continue to be subject to restrictions on transfer. As a result of such restrictions and the availability of registered exchange notes, your private notes are likely to be a much less liquid security than before.

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes. We are making this exchange offer solely to satisfy our obligations under the Registration Rights Agreement.

Fees and Expenses	We will bear the expenses related to the exchange offer, other than brokerage commissions and transfer taxes, if any.

Summary of the Exchange Notes

Other than the restrictions on transfer, registration rights and special interest provisions, the exchange notes have the same financial terms and covenants as the private notes. The exchange notes will evidence the same debt as the outstanding private notes which they replace, and the same indenture will govern the exchange notes and the private notes. In this prospectus we refer to the private notes and the exchange notes together as the “notes.” The brief summary below describes the principal terms of the exchange notes and is not intended to be complete. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.

Issuer	AmSurg Corp., a Tennessee corporation

Notes Offered	$1.1 billion aggregate principal amount of 5.625% senior notes due 2022 and registered under the Securities Act.

Maturity Date	The exchange notes will mature on July 15, 2022.

Interest	The exchange notes will bear interest at a rate of 5.625% per annum (calculated using a 360-day year). Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the private note tendered in exchange thereof, or, if no interest has been paid on the private note, from the date of the original issue of the private note.

Interest Payment Dates	January 15 and July 15 of each year, with the next interest payment being due July 15, 2015.

Guarantees	The exchange notes will be, jointly and severally, fully and unconditionally guaranteed by each of the Issuer’s existing and future direct and indirect subsidiaries that guarantee the senior secured credit facility and the 2020 senior notes.

Ranking

The exchange notes and the related guarantees will be the Issuer’s and the guarantors’ senior obligations and will rank:

•   pari passu in right of payment with all of the Issuer’s and the guarantors’ existing and future senior indebtedness; and

•   senior to all of the Issuer’s and the guarantors’ existing and future subordinated indebtedness.

The exchange notes and the related guarantees also will be effectively subordinated to all of the existing and future secured obligations to the extent of the value of the assets securing such obligations. See “Description of Other Indebtedness.” As of September 30, 2014, our total consolidated indebtedness was $2,248.7 million, of which $898.7 million was secured indebtedness which is effectively senior to the exchange notes to the extent of the value of the assets securing such indebtedness. The exchange notes will be structurally subordinated to liabilities of our subsidiaries that do not guarantee the notes, or the “non-guarantor subsidiaries.” Our non-guarantor subsidiaries generate substantially all of our ambulatory services operating revenue and had total liabilities, including trade payables, but excluding intercompany liabilities, of approximately $107.6 million at September 30, 2014. Our non-guarantor subsidiaries represented approximately 44% of our total tangible assets at September 30, 2014.

Optional Redemption	Prior to July 15, 2017, the Issuer may redeem all or part of the exchange notes at a redemption price equal to 100% of the principal amount of the exchange notes redeemed plus an applicable premium set forth herein, plus accrued and unpaid interest, if any, to the redemption date. Beginning on July 15, 2017, the Issuer may redeem some or all of the exchange notes at any time and from time to time at the redemption prices set forth herein plus accrued and unpaid interest, if any, to the redemption date. In addition, at any time prior to July 15, 2017, the Issuer may redeem up to 35% of the aggregate principal amount of the exchange notes with the proceeds of certain equity offerings at a redemption price of 105.625% of the principal amount of the exchange notes redeemed plus accrued and unpaid interest, if any, to the redemption date. Please see the section entitled “Description of Exchange Notes – Optional Redemption.”

Change of Control	If a Change of Control occurs, the Issuer must give holders of the exchange notes an opportunity to sell all or part of their exchange notes at a purchase price of 101% of the principal amount of such exchange notes, plus accrued and unpaid interest, if any, to the date of repurchase. The term “Change of Control” is defined under “Description of Exchange Notes – Certain Definitions.” See “Description of Exchange Notes – Change of Control.”

Mandatory Offer to Purchase; Asset Sales	If the Issuer or certain of its subsidiaries, including the guarantors, sell assets under certain circumstances, the Issuer will be required to make an offer to purchase the exchange notes at their face amount, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of Exchange Notes – Certain Covenants – Limitation on Sales of Assets and Subsidiary Stock.”

Certain Covenants

The indenture governing the exchange notes contains covenants that, among other things, limit the ability of the Issuer and the Issuer’s restricted subsidiaries to, among other things:

•   incur additional indebtedness or issue certain preferred equity;

•   pay dividends on, repurchase, or make distributions in respect of our or their capital stock, prepay, redeem, or repurchase certain debt or make other restricted payments;

•   make certain investments;

•   create liens;

•   enter into agreements restricting the Issuer’s subsidiaries’ ability to pay dividends or make certain other distributions and transfers to the Issuer;

•   consolidate, merge, sell, or otherwise dispose of all or substantially all of the Issuer’s or the guarantors’ assets; and

•   enter into certain transactions with the Issuer’s or the guarantors’ affiliates.

Risk Factors	In evaluating an investment in the exchange notes, prospective investors should carefully consider all of the information set forth in or incorporated by reference in this prospectus, and, in particular, should evaluate the specific factors set forth under “Risk Factors” for risks involved with an investment in the exchange notes.

Absence of Public Market for the Notes	Though the exchange notes will be freely transferable, the exchange notes will be a new class of securities for which there is currently no market. We do not intend to apply for the exchange notes to be listed on any securities exchange or included in any automated securities system. We cannot assure you that a liquid market for the exchange notes will develop or be maintained.

Consolidated Ratio of Earnings to Fixed Charges

The following table sets forth our historical consolidated ratios of earnings to fixed charges for the periods indicated. You should read these ratios of earnings to fixed charges in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference in this prospectus.

	Year Ended December 31,					Nine Months Ended
	2009	2010	2011	2012	2013	September 30, 2014
Consolidated ratio of earnings to fixed charges(1)	22.0x	14.3x	13.5x	14.4x	10.5x	4.5x	(2)

(1)	For the purposes of calculating the ratio of earnings to fixed charges, “earnings” means the sum of income from continuing operations before taxes, excluding income from equity investees; fixed charges; amortization of capitalized interest; distributed income of equity investees and pre-tax losses of equity investees for which charges from guarantees are included in fixed charges; less capitalized interest. “Fixed charges” means interest (expensed and capitalized), amortized premiums, discounts and capitalized expenses related to indebtedness and an estimate of the portion of annual rental expense on operating leases that represents the interest factor.
(2)	The consolidated ratio of earnings to fixed charges for the Nine Months Ended September 30, 2014 accounted for the consummation of AmSurg Corp.’s acquisition of Sheridan on July 16, 2014, and the consummation of the transactions entered into in connection therewith.

RISK FACTORS

An investment in the exchange notes involves a high degree of risk. You should carefully consider the risks described below and the risk factors incorporated by reference herein, as well as the other information included or incorporated by reference in this prospectus, including the financial statements and related notes incorporated by reference into this prospectus, before deciding to exchange your private notes for exchange notes pursuant to this exchange offer. Certain risks related to us and our business are contained in our Current Report on Form 8-K filed with the SEC on June 23, 2014, which is incorporated by reference in this prospectus (and in any of our Annual, Quarterly or Current Reports that we subsequently file with the SEC and that are so incorporated). See the section titled “Where You Can Find More Information” for information about how to obtain a copy of these documents. If any of these risks actually occur, our business, financial condition, operating results, or cash flow could be materially and adversely affected. Additional risks or uncertainties not presently known to us, or that we currently deem immaterial, also may impair our business operations. We cannot assure you that any of these events will not occur and if such events do occur, the value of the exchange notes could decline substantially.

Risks Related to Our Business

For a discussion of the risks and uncertainties related to our business, please read “Risk Factors” in our Current Report on Form 8-K filed with the SEC on June 23, 2014, which is incorporated by reference into this prospectus.

Risks Related to the Exchange Offer

If you wish to tender your private notes for exchange, you must comply with the requirements described in this prospectus.

You will receive exchange notes in exchange for private notes only after the exchange agent receives such private notes, a properly completed and duly executed letter of transmittal, or agent’s message, as applicable, and all other required documentation within the time limits described below. If you wish to tender your private notes in exchange for exchange notes, you should allow sufficient time for delivery. Neither the exchange agent nor AmSurg Corp. has any duty to give you notice of defects or irregularities with respect to tenders of private notes for exchange. Private notes that are not tendered or are tendered but not accepted will, following consummation of the exchange offer, continue to be subject to the existing restrictions upon transfer relating to the private notes.

In addition, if you tender your private notes in the exchange offer for the purpose of participating in a distribution of the exchange notes or if you are an “affiliate,” as defined in Rule 405 under the Securities Act, of AmSurg, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer who holds private notes acquired for its own account as a result of market-making or other trading activities and who receives exchange notes for its own account in exchange for such private notes pursuant to the exchange offer must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of such exchange notes.

If you do not exchange your private notes, you may have difficulty transferring them at a later time.

We will issue exchange notes in exchange for the private notes after the exchange agent receives your private notes, the letter of transmittal, or an agent’s message, as applicable, and all related documents. You should allow adequate time for delivery if you choose to tender your notes for exchange. If you are eligible to participate in the exchange offer but do not tender your private notes in the exchange offer, your private notes that are not exchanged will remain subject to restrictions on transfer and will not have rights to registration.

In general, the private notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the Registration Rights Agreement, we do not intend to register resales of the private notes under the Securities Act.

If any private notes are not tendered in the exchange or are tendered but not accepted, the trading market for such notes could be negatively affected due to the limited amount of private notes expected to remain outstanding following the completion of the exchange offer.

Additionally, it may be difficult for you to sell private notes that are not exchanged in the exchange offer, since any private notes not exchanged will remain subject to the restrictions on transfer provided for in Rule 144A and Regulation S under the Securities Act.

These restrictions on transfer of your private notes exist because we issued the private notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. Generally, the private notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities and may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with this exchange offer, we do not intend to register the private notes under the Securities Act unless required under the Registration Rights Agreement. See “The Exchange Offer – Purpose of the Exchange Offer.”

The consummation of the exchange offer may not occur.

We are not obligated to complete the exchange offer under certain circumstances. See “The Exchange Offer—Conditions to the Exchange Offer.” Even if the exchange offer is completed, it may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their exchange notes. You may be required to deliver prospectuses and comply with other requirements in connection with any resale of the exchange notes.

Holders of the private notes who do not tender their private notes will have no further rights under the Registration Rights Agreement, including registration rights and the right to receive additional interest.

Holders that are eligible to participate in the exchange offer but who do not tender their private notes will not have any further registration rights or any right to receive additional interest under the Registration Rights Agreement or otherwise.

Risks Related to the Exchange Notes

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our growth strategy, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of any variable rate debt, and prevent us from meeting our obligations under the notes.

As of September 30, 2014, our total indebtedness was approximately $2,248.7 million. We have an additional $300.0 million available for borrowings under the senior secured revolving credit facility. Our high degree of leverage could have important consequences for you, including:

•	increasing our vulnerability to adverse economic, industry, or competitive developments;

•	requiring a substantial portion of our cash flows from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flows to fund acquisitions of additional ASCs and physician practice groups, capital expenditures, and future business opportunities;

•	exposing us to the risk of increased interest rates to the extent of any future borrowings, including borrowings under the senior secured credit facility, at variable rates of interest;

•	making it more difficult for us to satisfy our obligations with respect to our indebtedness, including the senior secured credit facility, the 2020 senior notes and the exchange notes, and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the indenture governing the notes and the agreements governing such other indebtedness;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions, and general corporate or other purposes; and

•	limiting our flexibility in planning for, or reacting to, changes in our business or market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged and who, therefore, may be able to take advantage of opportunities that our leverage may prevent us from exploiting.

Despite our high indebtedness level, we and our subsidiaries will still be able to incur significant additional amounts of debt, including secured debt, which could further exacerbate the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the indenture governing the exchange notes, the indenture governing the 2020 senior notes and the senior secured credit facility contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions, and under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial. As of September 30, 2014, we had approximately $300.0 million available for additional borrowing under the senior secured revolving credit facility. If new debt is added to our and our subsidiaries’ existing debt levels, the related risks that we now face would increase. In addition, the indenture governing the exchange notes, the indenture governing the 2020 senior notes and the senior secured credit facility will not prevent us from incurring obligations that do not constitute prohibited indebtedness thereunder.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

The senior secured credit facility, the indenture governing the 2020 senior notes and the indenture governing the exchange notes contain various covenants that limit our ability to engage in specified types of transactions. These covenants limit the ability of the Issuer and the guarantors to, among other things:

•	incur additional indebtedness or issue certain preferred equity;

•	pay dividends on, repurchase, or make distributions in respect of the Issuer’s or the guarantors’ capital stock, prepay, redeem, or repurchase certain debt or make other restricted payments;

•	make certain investments;

•	create certain liens;

•	enter into agreements restricting the Issuer’s subsidiaries’ ability to pay dividends, loan money or transfer assets to the Issuer;

•	consolidate, merge, sell, or otherwise dispose of all or substantially all of the Issuer’s or the guarantors’ assets;

•	enter into certain transactions with the Issuer’s or the guarantor’s affiliates; and

•	designate the Issuer’s subsidiaries as non-guarantor subsidiaries.

In addition, the restrictive covenants in our senior secured credit facility require us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests will depend on our ongoing financial and operating performance, which, in turn, will be subject to economic conditions and to financial, market, and competitive factors, many of which are beyond our control.

A breach of any of these covenants could result in a default under one or more of these agreements, including as a result of cross default provisions and, in the case of the senior secured credit facility, permit the lenders to cease making loans to us. Upon the occurrence of an event of default under the senior secured credit facility or the indenture governing the 2020 senior notes, the creditors thereunder could elect to declare all amounts outstanding to be immediately due and payable and, in the case of our revolving credit facility, which is a part of the senior secured credit facility, terminate all commitments to extend further credit. Such action by our creditors could cause cross defaults under the indenture governing the exchange notes. Please see the section entitled “Description of Other Indebtedness.”

If our operating performance declines, we may be required to obtain waivers from the lenders under the senior secured credit facility, from the holders of our 2020 senior notes or from the holders of other obligations, to avoid defaults thereunder. If we are not able to obtain such waivers, our creditors could exercise their rights upon default, and we could be forced into bankruptcy or liquidation. See “Description of Other Indebtedness.”

Furthermore, if we were unable to repay the amounts due and payable under our secured obligations, the creditors thereunder could proceed against the collateral granted to them to secure our obligations thereunder. We have pledged a significant portion of our assets, including our ownership interests in certain of our directly owned subsidiaries, as collateral under our senior secured credit facility. If the creditors under our senior secured credit facility accelerate the repayment of our debt obligations, we cannot assure you that we will have sufficient assets to repay our senior secured credit facility, the 2020 senior notes and our other indebtedness, including the exchange notes, or will have the ability to borrow sufficient funds to refinance such indebtedness. Even if we were able to obtain new financing, it may not be on commercially reasonable terms, or terms that are acceptable to us. See “Description of Other Indebtedness.”

When the senior secured credit facility or the 2020 senior notes mature, we may not be able to refinance or replace them.

Each of the senior secured credit facility and the 2020 senior notes has an earlier maturity date than that of the exchange notes offered hereby. When the senior secured credit facility or the 2020 senior notes mature, we may need to refinance them and may not be able to do so on favorable terms or at all. If we are able to refinance maturing indebtedness, the terms of any refinancing or alternate credit arrangements may contain terms and covenants that restrict our financial and operating flexibility.

We may not be able to generate sufficient cash to service all of our indebtedness, including the exchange notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business, and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the exchange notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital, or restructure or refinance our indebtedness, including the exchange notes. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments, including the senior secured credit facility, the indenture governing the 2020 senior notes and the indenture governing the notes, may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

There are circumstances other than repayment or discharge of the exchange notes under which the guarantees of the exchange notes will be released automatically, without your consent or the consent of the trustee, and you may not realize any payment upon release of such guarantees.

The guarantee of a guarantor will be automatically released in connection with a sale of such guarantor in a transaction not prohibited by the indenture governing the exchange notes. The indenture governing the exchange notes permits us to designate one or more of the guarantors as an unrestricted subsidiary under certain circumstances. If we designate a guarantor as an unrestricted subsidiary for purposes of the indenture governing the exchange notes, any guarantees of the exchange notes by such subsidiary or any of its subsidiaries will be released under the indenture governing the exchange notes. In addition, the creditors of such subsidiary and its subsidiaries will have an effectively senior claim on the assets of such subsidiary and its subsidiaries. See “Description of Exchange Notes.”

The exchange notes will be unsecured and will be effectively subordinated to the Issuer’s and the guarantors’ secured debt, including the senior secured credit facility, and structurally subordinated to the indebtedness of our non-guarantor subsidiaries.

The Issuer’s obligations under the exchange notes and the guarantors’ obligations under the guarantees of the exchange notes will not be secured by any of our assets. Borrowings under our senior secured credit facility are secured by a security interest in substantially all of the Issuer’s assets and the assets of the guarantors. In addition, the indenture governing the exchange notes permits us to incur additional secured debt. As a result, the exchange notes and the guarantees will be effectively subordinated to all of the Issuer’s and the guarantors’ secured debt and other obligations to the extent of the value of the assets securing such obligations. As of September 30, 2014, we had $867.8 million of secured debt outstanding under our senior secured credit facility, and an additional $300.0 million of availability under our senior secured credit facility. If the Issuer and the guarantors were to become insolvent or otherwise fail to make payments on the exchange notes, holders of the Issuer’s and the guarantors’ secured obligations would be paid first and would receive payments from the assets securing such obligations before the holders of the exchange notes would receive any payments. You may therefore not be fully repaid in the event we become insolvent or otherwise fail to make payments on the exchange notes.

The exchange notes are structurally subordinated to indebtedness and other liabilities of our current and future subsidiaries that are not guarantors under the exchange notes. The indenture governing the exchange notes allows the non-guarantor subsidiaries to incur certain additional indebtedness in the future. Any right that the Issuer or the guarantors have to receive any assets of any of the non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of the exchange notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those non-guarantor subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries. Accordingly, in the event of a bankruptcy, liquidation, or reorganization of any of the non-guarantor subsidiaries, such non-guarantor subsidiaries will pay the holders of their debts, holders of their preferred equity interests, and their trade creditors before they will be able to distribute any of their assets to the Issuer or the guarantors. At September 30, 2014, the total liabilities of the Issuer’s subsidiaries (other than the subsidiary guarantors) were approximately $107.6 million, including trade payables, but excluding intercompany liabilities.

Federal and state fraudulent transfer laws and laws restricting distributions by insolvent subsidiaries may permit a court to void the exchange notes and the guarantees, subordinate claims in respect of the exchange notes and the guarantees, and require noteholders to return payments received and, if that occurs, you may not receive any payments on the exchange notes.

Federal and state fraudulent transfer and conveyance statutes and laws restricting distributions by insolvent subsidiaries may apply to the issuance of the exchange notes and the incurrence of any guarantees of the exchange notes entered into upon issuance of the exchange notes and guarantees that may be entered into thereafter under the terms of the indenture governing the exchange notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the exchange notes or guarantees could be voided as a fraudulent transfer or conveyance if (1) the Issuer or any of the guarantors, as applicable, issued the exchange notes or incurred the guarantees with the intent of hindering, delaying, or defrauding creditors or (2) the Issuer or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the exchange notes or incurring the guarantees and, in the case of (2) only, one of the following is also true at the time thereof:

•	the Issuer or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the exchange notes or the incurrence of the guarantees;

•	the issuance of the exchange notes or the incurrence of the guarantees left the Issuer or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business;

•	the Issuer or any of the guarantors intended to, or believed that the Issuer or the guarantors would, incur debts beyond the Issuer’s or guarantors’ ability to pay such debts as they mature; or

•	the Issuer or any of the guarantors issued the exchange notes or its guarantee, as applicable, to or for the benefit of an insider, or incurred such obligation to or for the benefit of an insider, under an employment contract and not in the ordinary course of business.

A court would likely find that the Issuer or a guarantor did not receive reasonably equivalent value or fair consideration for the exchange notes or such guarantee if the Issuer or guarantors did not substantially benefit directly or indirectly from the issuance of the exchange notes or the applicable guarantee. As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor.

We cannot be certain as to the standards a court would use to determine whether or not the Issuer or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the guarantees would not be further subordinated to the Issuer’s or the guarantors’ other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

If a court were to find that the issuance of the exchange notes or the incurrence of the guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the exchange notes or such guarantee or further subordinate the notes or such guarantee to presently existing and future indebtedness of the Issuer or of the related guarantor, or require the holders of the exchange notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the exchange notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.

Although each guarantee entered into by one of our subsidiaries will contain a provision intended to limit such guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer law, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless.

Holders of the exchange notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of change of control in the indenture governing the exchange notes includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of exchange notes to require us to repurchase its exchange notes as a result of a sale of less than all our assets to another person may be uncertain.

The Issuer may not be able to repurchase the exchange notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, the Issuer will be required to offer to repurchase all outstanding exchange notes at 101% of their principal amount plus accrued and unpaid interest. The source of funds for any such purchase of the exchange notes will be the Issuer’s available cash or cash generated from its subsidiaries’ operations or other sources, including borrowings, sales of assets, or sales of equity. The Issuer may not be able to repurchase the exchange notes upon a change of control because it may not have sufficient financial resources to purchase all of the exchange notes that are tendered upon a change of control. The Issuer’s senior secured credit facility currently prohibits the repurchase of the exchange notes. The Issuer’s failure to repurchase the exchange notes upon a change of control would cause a default under the indenture governing the exchange notes. Any future debt agreements may contain similar provisions.

There is no established trading market for the exchange notes and there is no guarantee that an active trading market for the exchange notes will develop. You may not be able to sell the exchange notes readily or at all or at or above the price that you paid.

The exchange notes are a new issue of securities and there is no established trading market for them. We do not intend to apply for the exchange notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. The initial purchasers in the private offering advised us that they intended to make a market in the exchange notes, but they are not obligated to do so and may discontinue any market making in the exchange notes at any time, in their sole discretion. You may not be able to sell your exchange notes at a particular time or at favorable prices. As a result, we cannot assure you as to the liquidity of any trading market for the exchange notes. Accordingly, you may be required to bear the financial risk of your investment in the exchange notes indefinitely. If a trading market were to develop, future trading prices of the exchange notes may be volatile and will depend on many factors, including:

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market for them; and

•	the market for similar securities.

The market for non-investment grade debt historically has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. The market for the exchange notes, if any, may be subject to similar disruptions that could adversely affect their value. In addition, subsequent to their initial issuance, the exchange notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance, and other factors.

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.

Our debt currently has a non-investment grade rating, and there can be no assurance that any rating assigned by the rating agencies will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital, which could have a materially adverse impact on our financial condition and results of operations.

Variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Our borrowings under the senior secured revolving credit facility are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease. The applicable margin with respect to the loans under the senior secured credit facility is a percentage per annum equal to a reference rate plus the applicable margin. As of September 30, 2014, each quarter point change in interest rates would result in an approximate $2.2 million change in annual interest expense on the senior secured revolving credit facility. In the future, we may enter into interest rate swaps, involving the exchange of floating for fixed rate interest payments, to reduce interest rate volatility.

USE OF PROCEEDS

The exchange offer is intended to satisfy certain obligations of AmSurg under the Registration Rights Agreement. We will not receive any proceeds from the issuance of the exchange notes. In exchange for issuing the exchange notes as contemplated in this exchange offer, we will receive private notes in the same principal amount. The form and terms of the exchange notes are identical in all material respects to the form and terms of the private notes, except as described below under the heading “The Exchange Offer—Terms of the Exchange Offer.” The private notes tendered in exchange for the exchange notes will be retired and cancelled and cannot be re-issued. Accordingly, issuance of the exchange notes will not result in any increase in our outstanding indebtedness.

SELECTED HISTORICAL FINANCIAL DATA

The following selected consolidated financial and operating data should be read in conjunction with (i) “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto appearing in our Annual Report on Form 10-K for the year ended December 31, 2013 and (iii) “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our condensed consolidated financial statements and the related notes thereto included in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2014, which is incorporated by reference in this prospectus. The selected consolidated statement of earnings data set forth below for the years ended December 31, 2013, 2012 and 2011, and the selected consolidated balance sheet data set forth below at December 31, 2013 and 2012, are derived from our audited consolidated financial statements and related notes thereto which are incorporated by reference into this prospectus. Such historical consolidated financial information for the years ended December 31, 2013, 2012 and 2011 have not been recast to reflect the results of operations of five centers that were discontinued during the nine months ended September 30, 2014 due to the immateriality of such reclassification. The selected consolidated statement of earnings data set forth below for the years ended December 31, 2010 and 2009, and the selected consolidated balance sheet data set forth below at December 31, 2011, 2010 and 2009, are derived from our audited consolidated financial statements and related notes thereto that are not incorporated by reference in this prospectus. The selected historical financial and operating data as of and for the nine months ended September 30, 2014 and 2013 were derived from our unaudited condensed consolidated financial statements incorporated by reference in this prospectus and in management’s opinion, reflect all adjustments, consisting of normal accruals, necessary for a fair presentation of the information in these periods. Only the historical financial and operating data as of and for the nine months ended September 30, 2014 includes the impact of the Sheridan acquisition subsequent to July 16, 2014, the effective date of the Sheridan acquisition. The historical results presented below are not necessarily indicative of the results to be expected for any future period.

	Years Ended December 31,					Nine Months Ended September 30,
	2013	2012	2011	2010	2009	2014	2013
	(dollars in thousands, except per share data)
Consolidated Statement of Earnings Data:
Net Revenues	$1,079,343	$923,182	$772,075	$685,944	$636,016	$1,042,873	$780,714
Operating expenses	746,666	643,993	534,094	464,233	422,137	786,951	539,644
Gain on deconsolidation	2,237	—	—	—	—	3,411	2,237
Equity in earnings of unconsolidated affiliates	3,151	1,564	613	—	—	3,461	2,193

Operating income	338,065	280,753	238,594	221,711	213,879	262,794	245,500
Interest expense	29,538	16,967	15,327	13,471	7,751	52,909	22,346
Debt extinguishment costs	—	—	—	—	—	16,887	—

Earnings from continuing operations before income taxes	308,527	263,786	223,267	208,240	206,128	192,998	223,154
Income tax expense	49,754	42,364	34,973	32,654	33,265	25,872	35,715

Net earnings from continuing operations	258,773	221,422	188,294	175,586	172,863	167,126	187,439
Discontinued operations:
Earnings from operations of discontinued interests in surgery centers, net of income tax	169	2,196	3,363	7,642	9,189	363	3,215
Gain (loss) on disposal of discontinued interests in surgery centers, net of income tax	2,602	25	(1,543)	(2,732)	(702)	(1,780)	(278)

Net earnings (loss) from discontinued operations	2,771	2,221	1,820	4,910	8,487	(1,417)	2,937

Net earnings	261,544	223,643	190,114	180,496	181,350	165,709	190,376
Less net earnings attributable to noncontrolling interests	188,841	161,080	140,117	130,671	129,202	139,387	137,231

Net earnings attributable to AmSurg Corp. shareholders	72,703	62,563	49,997	49,825	52,148	26,322	53,145
Preferred stock dividends	—	—	—	—	—	(2,239)	—

Net earnings attributable to AmSurg Corp. common shareholders	$72,703	$62,563	$49,997	$49,825	$52,148	$24,083	$53,145

Amounts attributable to AmSurg Corp. common shareholders:
Earnings from continuing operations, net of tax	$72,653	$62,235	$50,025	$49,576	$49,297	$25,569	$52,192
Discontinued operations, net of tax	50	328	(28)	249	2,851	(1,486)	953

Net earnings attributable to AmSurg Corp. common shareholders	$72,703	$62,563	$49,997	$49,825	$52,148	$24,083	$53,145

	Years Ended December 31,					Nine Months Ended September 30,
	2013	2012	2011	2010	2009	2014	2013
	(dollars in thousands, except per share data)
Earnings per share-basic:
Net earnings from continuing operations attributable to AmSurg Corp. common shareholders	$2.32	$2.02	$1.64	$1.64	$1.61	$0.70	$1.67
Net earnings attributable to AmSurg Corp. common shareholders	$2.32	$2.03	$1.64	$1.65	$1.71	$0.66	1.70
Earnings per share-diluted:
Net earnings from continuing operations attributable to AmSurg Corp. common shareholders	$2.27	$1.97	$1.60	$1.62	$1.60	$0.69	$1.64
Net earnings attributable to AmSurg Corp. common shareholders	$2.28	$1.98	$1.60	$1.62	$1.69	$0.65	1.67
Weighted average number of shares and share equivalents outstanding:
Basic	31,338	30,773	30,452	30,255	30,576	36,620	31,267
Diluted	31,954	31,608	31,211	30,689	30,862	37,026	31,912
Consolidated Balance Sheet Data:
Cash and cash equivalents	$50,840	$46,398	$40,718	$34,147	$29,377	$194,081	$45,503
Working capital	121,155	107,768	109,561	89,393	80,161	347,169	112,884
Total assets	2,177,944	2,044,586	1,573,018	1,165,878	1,066,831	5,421,357	2,147,581
Long-term debt and other long-term liabilities	608,801	646,677	476,094	307,619	318,819	2,322,380	625,609
Non-redeemable and redeemable noncontrolling interests	539,056	486,360	302,858	160,539	128,618	579,411	527,039
AmSurg Corp. shareholders’ equity	764,197	689,488	616,245	564,068	505,116	1,654,676	739,590
Statement of Cash Flows Data:
Cash flows provided by operating activities	$332,824	$295,652	$243,423	$230,575	$232,584	$276,051	$248,933
Cash flows used in investing activities	(98,738)	(298,943)	(254,367)	(72,905)	(112,792)	(2,158,192)	(79,908)
Cash flows (used in) provided by financing activities	(229,644)	8,971	17,515	(152,900)	(121,963)	2,025,382	(169,920)
Other Operating and Financial Data:
Continuing centers at end of period	242	237	221	195	188	243	236
Procedures performed during period	1,647,353	1,518,707	1,362,415	1,238,231	1,174,278	1,214,602	1,192,112
Same-center revenue increase (decrease)	1%	3%	1%	(2)%	0%	1%	0%

THE EXCHANGE OFFER

Purpose of the Exchange Offer

We sold the private notes in transactions that were exempt from the registration requirements of the Securities Act. Accordingly, the private notes are subject to transfer restrictions. In general, you may not offer or sell the private notes unless either they are registered under the Securities Act or the offer or sale is exempt from registration under the Securities Act and applicable state securities laws.

As a condition to the initial sale of the private notes, the Issuer and the guarantors entered into the Registration Rights Agreement. In the Registration Rights Agreement, the Issuer and the guarantors agreed for the benefit of the holders of the private notes that they would file with the SEC and each use their commercially reasonable efforts to cause to become effective a registration statement relating to an offer to exchange the private notes for the exchange notes with terms identical to the private notes (except that the exchange notes will not be subject to additional interest or restrictions on transfer).

When the SEC declares the exchange offer registration statement effective, we will offer the exchange notes in return for the private notes. The exchange offer will remain open for at least 20 full business days after the date we mail notice of the exchange offer to noteholders. For each private note surrendered to us under the exchange offer, the noteholder will receive an exchange note of equal principal amount. Interest on each exchange note will accrue from (i) the later of (a) the last date on which interest was paid on the private notes or (b) if the expiration date is in a period that includes the record date for an interest payment date to occur on or after the expiration date and as to which interest will be paid, the date of such interest payment date or (ii) if no such interest has been paid, from July 16, 2014.

If (i) applicable law or applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer, (ii) the exchange offer is not consummated by April 10, 2015, which is 270 days after the closing date of the private notes offering, which we refer to as the “Exchange Date,” or (iii) we receive a written request from an initial purchaser representing that it holds notes that are or were ineligible to be exchanged in the exchange offer (which we refer to as a “shelf registration request”), we will use our commercially reasonable efforts to cause to become effective a shelf registration statement relating to resales of the notes and to keep the shelf registration statement effective for a period of one year from the effective date of the shelf registration statement, or such shorter period that will terminate when all notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement.

We will, in the event of such a shelf registration, provide to each noteholder copies of a prospectus, notify each noteholder when the shelf registration statement has become effective and take certain other actions to permit resales of the notes. A noteholder that sells notes under the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a noteholder (including certain indemnification obligations).

In the event that on the Exchange Date the exchange offer has not been consummated or a shelf registration statement covering resales of the notes has not been declared effective by the SEC, then the interest rate on the notes eligible for inclusion in such registration statement will be increased by (i) 0.25% per annum for the first 90-day period immediately following the occurrence of the Exchange Date and (ii) an additional 0.25% per annum with respect to each subsequent 90-day period up to a maximum of 1.00% per annum, in each case until and including the date that the exchange offer is consummated or the shelf registration statement is declared.

The Registration Rights Agreement provides that we and the guarantors (1) shall make available for a period of up to 90 days after the consummation of the exchange offer the prospectus contained in the exchange offer registration statement, as it may be amended or supplemented from time to time, to any broker-dealer for use in connection with any resale of any exchange notes and (2) shall pay all reasonable expenses incident to the exchange offer and will jointly and severally indemnify the holders and each initial purchaser of the notes against certain liabilities, including liabilities under the Securities Act.

This summary of the provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is available from us upon request.

Terms of the Exchange Offer

Subject to the terms and conditions in this prospectus and in the letter of transmittal, we will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding private notes properly tendered pursuant to the exchange offer and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. Private notes may be tendered only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

As of the date of this prospectus, $1,100,000,000 in aggregate principal amount of the 5.625% senior notes due 2022 are outstanding. This amount is registered in the name of Cede & Co., as nominee for The Depository Trust Company. Solely for reasons of administration, we have fixed the close of business on January 16, 2015 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially.

In connection with the exchange offer, neither the Tennessee Business Corporation Act nor the indenture governing the notes gives you any appraisal or dissenters’ rights nor any other right to seek monetary damages in court. We intend to conduct the exchange offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Exchange Act and the related SEC rules and regulations.

For all relevant purposes, we will be regarded as having accepted properly tendered private notes if and when we give oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the surrendering holders of private notes for the purposes of receiving the exchange notes from us. If any tendered private notes are not accepted for exchange because of an invalid tender or the occurrence of specified other events set forth in this prospectus, the certificates for any unaccepted private notes will be promptly returned, without expense, to the tendering holder after the expiration or termination of the exchange offer.

If you tender private notes in the exchange offer, you will not be required to pay brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal, you will not have to pay transfer taxes for the exchange of private notes. We will pay all charges and expenses, other than certain applicable taxes described under “—Fees and Expenses” below.

By executing or otherwise becoming bound by the letter of transmittal, you will be making the representations described under “—Representations on Tendering Private Notes” below.

We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any private notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under “Conditions to the Exchange Offer.”

Expiration Date; Extensions; Amendments

The “expiration date” is 5:00 p.m., New York City time, on February 18, 2015, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date is the latest date and time to which we extend the exchange offer.

In order to extend the exchange offer, we will:

•	notify the exchange agent of any extension by oral notice (promptly confirmed in writing) or written notice; and

•	issue a press release or other public announcement which will include disclosure of the approximate number of private notes deposited; such press release or announcement would be issued prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We expressly reserve the right:

•	to delay accepting any private notes, but only to the extent that such delay is the result of an extension of the exchange offer and permitted by Rule 14e–1 promulgated under the Exchange Act;

•	to extend the exchange offer; and

•	if, in the opinion of our counsel, the consummation of the exchange offer would violate any law or interpretation of the staff of the SEC, to terminate or amend the exchange offer by giving oral or written notice to the exchange agent.

Any delay in acceptance, extension, termination or amendment will be promptly followed by a press release or other public announcement describing such delay in acceptance, extension, termination or amendment and disclosing the aggregate principal amount of private notes tendered, if any, to the date of the press release. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose that amendment by means of a prospectus supplement that will be distributed to the holders. We will also extend the exchange offer for a period of at least five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders, if the exchange offer would otherwise expire during the five– to ten–business–day period following such amendment.

We will have no obligation to publish, advertise, or otherwise communicate any public announcement of any delay, extension, amendment or termination that we may choose to make, other than by making a timely release to an appropriate news agency.

Interest on the Exchange Notes

The exchange notes will accrue interest on the same terms as the private notes, i.e., at the rate of 5.625% per year from July 16, 2014, payable semi–annually in arrears on January 15 and July 15 of each year, with the next interest payment date being July 15, 2015.

Resale of the Exchange Notes

Based upon an interpretation by the staff of the SEC contained in no-action letters issued to third parties, we believe that you may exchange private notes for exchange notes in the ordinary course of business. For further information on the SEC’s position, see Exxon Capital Holdings Corporation, available May 13, 1988, Morgan Stanley & Co. Incorporated, available June 5, 1991 and Shearman & Sterling, available July 2, 1993, and other interpretive letters to similar effect. You will be allowed to resell exchange notes to the public without further registration under the Securities Act and without delivering to purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act so long as you do not participate, do not intend to participate, and have no arrangement with any person to participate, in a distribution of the exchange notes. However, the foregoing does not apply to you if you are: a broker-dealer who purchased the exchange notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act; or you are an “affiliate” of ours within the meaning of Rule 405 under the Securities Act.

In addition, if you are a broker-dealer, you acquire exchange notes in the exchange offer for the purpose of distributing or participating in the distribution of the exchange notes or you are an “affiliate” of ours within the meaning of Rule 405 under the Securities Act, you cannot rely on the position of the staff of the SEC contained in the no-action letters mentioned above and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available.

Each broker-dealer that receives exchange notes for its own account in exchange for private notes, which the broker-dealer acquired as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal for use in connection with any such resale will state that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of exchange notes received in exchange for private notes which the broker-dealer acquired as a result of market-making or other trading activities.

See “Plan of Distribution” for more information regarding broker–dealers.

Procedures For Tendering

To tender your private notes in this exchange offer, you must use one of the two alternative procedures described below:

(1)	Book-entry delivery procedure: Send a timely confirmation of a book-entry transfer of your private notes into the exchange agent’s account at The Depository Trust Company in accordance with the procedures for book-entry transfer described under “—Book-Entry Transfer” below, on or before 10:00 a.m., New York City time, on the expiration date.

(2)	Guaranteed delivery procedure: If time will not permit you to complete your tender by using the procedures described in (1) above before the expiration date and this procedure is available, comply with the guaranteed delivery procedures described under “—Guaranteed Delivery Procedures” below.

In order for the tender to be effective, the exchange agent must receive the private notes, a completed letter of transmittal, an agent’s message or a notice of guaranteed delivery, and all other required documents before 5:00 p.m., New York City time, on the expiration date.

The method of delivery of private notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk, and the delivery will be deemed made only when actually received or confirmed by the exchange agent.

You should allow sufficient time to assure delivery to the exchange agent before the expiration date. Do not send the letter of transmittal or any private notes to us. You may ask your broker, dealer, commercial bank, trust company or nominee to perform these transactions for you.

If you do not withdraw your surrender of private notes prior to the expiration date, you will be regarded as agreeing to surrender the exchange notes in accordance with the terms and conditions in this exchange offer.

If you are a beneficial owner of the private notes and your private notes are held through a broker, dealer, commercial bank, trust company or other nominee and you want to surrender your private notes, you should contact your intermediary promptly and instruct it to surrender the private notes on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your private notes, either arrange to have your private notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take an extended period of time.

By tendering, you will make the representations described below under “—Representations on Tendering Private Notes.” In addition, each participating broker–dealer must acknowledge that it will deliver a prospectus in connection with any resale of the private notes. See “Plan of Distribution.”

Your tender and our acceptance of the tender will constitute the agreement between you and us set forth in this prospectus and in the letter of transmittal.

Acceptance of Tendered Private Notes

All questions as to the validity, form, acceptance, withdrawal and eligibility, including time of receipt of tendered private notes, will be determined by us in our sole discretion, which will be final and binding.

We reserve the absolute right:

•	to reject any and all private notes not properly tendered;

•	to reject any private notes if our acceptance of them would, in the opinion of our counsel, be unlawful; and

•	to waive any defects, irregularities or conditions of tender as to particular private notes.

Unless waived, you must cure any defects or irregularities in connection with tenders of private notes within the time period we will determine. If we waive any defects, irregularities or conditions of tender as to particular private notes, we will extend the same waiver to all holders with respect to that defect, irregularity or condition being waived.

Although we intend to notify holders of defects or irregularities in connection with tenders of private notes, neither we, the exchange agent nor anyone else will be liable for failure to give such notice. Tenders of private notes will not be deemed to have been made until any defects or irregularities have been cured or waived.

We do not currently intend to acquire any private notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any private notes that are not tendered pursuant to the exchange offer. We reserve the right in our sole discretion to purchase or make offers for any private notes that remain outstanding after the expiration date. To the extent permitted by applicable law, we also reserve the right in our sole discretion to purchase private notes in the open market, in privately negotiated transactions or otherwise. The terms of any future purchases or offers could differ from the terms of the exchange offer.

Representations on Tendering Private Notes

By surrendering private notes pursuant to the exchange offer, you will be telling us that, among other things,

•	the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not the person is the holder;

•	at the time of the exchange offer, neither you nor, to your actual knowledge, any other person receiving the exchange notes from you has an arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	neither you nor, to your knowledge, any other person receiving exchange notes from you is an “affiliate,” as defined in Rule 405 under the Securities Act, of AmSurg or any subsidiary guarantor, or, if you or any such other person is an “affiliate,” you or any such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; and

•	at the time of the exchange offer, neither you nor, to your knowledge, any other person receiving exchange notes from you is engaging in or intends to engage in, a distribution of the exchange notes.

If you are a broker–dealer and you will receive exchange notes for your own account in exchange for private notes that were acquired as a result of market–making activities or other trading activities, you will be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of such exchange notes.

Return of Private Notes

If any tendered private notes are not accepted for any reason described in this prospectus or if private notes are withdrawn or are submitted for a greater principal amount than you desire to exchange, those private notes will be promptly returned after the expiration or termination of the exchange offers, as applicable, at our cost, to (i) the person who tendered them or (ii) in the case of private notes tendered by book–entry transfer, the exchange agent’s account at The Depository Trust Company. Any such private notes will be returned to the tendering person or credited to an account maintained with The Depository Trust Company promptly.

Book–Entry Transfer

Any financial institution that is a participant in The Depository Trust Company’s systems may make book-entry deliveries of private notes by causing The Depository Trust Company to transfer the private notes into the exchange agent’s account at The Depository Trust Company in accordance with The Depository Trust Company’s procedures for transfer. To effectively tender private notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the private notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant. The exchange agent will make a request to establish an account for the private notes at The Depository Trust Company for purposes of the exchange offer within two business days after the date of this prospectus.

A delivery of private notes through a book-entry transfer into the exchange agent’s account at The Depository Trust Company will only be effective if an agent’s message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under “—Exchange Agent” on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

If you wish to surrender your private notes and (i) your private notes are not readily available so you cannot meet the expiration date deadline, (ii) you cannot deliver your private notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date or (iii) the procedures for book-entry transfer cannot be completed on a timely basis and agent’s message delivered, you may still participate in the exchange offer if:

•	the surrender is made through an eligible institution;

•	prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by us, by facsimile transmission, mail or hand delivery, containing:

•	the name and address of the holder, the certificate number(s) of the private notes, if applicable, and the principal amount of private notes tendered; and

•	a statement that the surrender is being made thereby;

•	a guarantee that, within five trading days after the expiration date, the letter of transmittal, together with the certificate(s) representing the private notes in proper form for transfer or a book–entry confirmation with an agent’s message, as the case may be, and any other required documents, will be deposited by the eligible institution with the exchange agent; and

•	the properly executed letter of transmittal, as well as the certificate(s) representing all tendered private notes in proper form for transfer or a book–entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within five trading days after the expiration date.

The exchange agent will send you a notice of guaranteed delivery upon your request if you wish to surrender your private notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender of private notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth below under “—Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date; or

•	for The Depository Trust Company participants, holders must comply with The Depository Trust Company’s standard operating procedures for electronic tenders and the exchange agent must receive an electronic notice of withdrawal from The Depository Trust Company.

Any notice of withdrawal must:

•	specify the name of the person having deposited the private notes to be withdrawn;

•	identify the private notes to be withdrawn, including the certificate number or numbers, if applicable, and principal amount of the private notes;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the private notes were tendered, if applicable;

•	specify the name in which the private notes are to be re–registered, if different from that of the withdrawing holder; and

•	if applicable because the private notes have been tendered through the book–entry procedure, specify the name and number of the participant’s account at The Depository Trust Company to be credited, if different than that of the person having tendered the private notes to be withdrawn.

We will determine in our sole discretion all questions as to the validity, form, eligibility and time of receipt of notices, and our determination will be final and binding upon all parties. Any private notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued unless the private notes so withdrawn are validly re–tendered. Properly withdrawn private notes may be re–tendered by following one of the procedures described above under “—Procedures for Tendering” at any time prior to the expiration date.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange the exchange notes for, any private notes, and we may terminate the exchange offer as provided in this prospectus before the acceptance of those private notes if, in our reasonable judgment, any of the following conditions has occurred or exists or has not been satisfied or waived prior to the expiration of the exchange offer:

•	the exchange offer violates applicable law or any applicable interpretation of the Staff of the SEC;

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our reasonable judgment, would materially impair our ability to proceed with the exchange offer;

•	any governmental approval, which we deem necessary for the consummation of the exchange offer, has not been obtained; or

•	the noteholders shall have satisfied customary conditions relating to the delivery of the private notes and the execution and delivery of customary documentation relating to the exchange offer which is discussed above under “—Procedures For Tendering,” including the representations discussed above under “—Representations on Tendering Private Notes.”

If we determine in our reasonable judgment that any of these conditions are not satisfied, we may:

•	refuse to accept any private notes and promptly return all tendered private notes to the tendering holders, or in the case of private notes tendered by book-entry transfer procedures described above, promptly credit to an account maintained with the book-entry transfer facility;

•	extend the exchange offer and retain all private notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders who tendered the private notes to withdraw their tendered private notes at any time prior to the new expiration date; or

•	waive the unsatisfied conditions with respect to the exchange offer for all noteholders and accept all properly tendered private notes which have not been withdrawn. If that waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders, and we will extend the exchange offer to the extent required by law.

The conditions listed above are for our sole benefit and we may assert these rights regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time prior to the expiration of the exchange offer, except for waivers of government approvals which we may make after the expiration of the exchange offer; provided, however, that we will not waive any condition with respect to an individual holder of private notes unless we waive the condition for all such noteholders. If we fail at any time to exercise any of the above rights, the failure will not be deemed a waiver of these rights, and these rights will be deemed ongoing rights which may be asserted at any time prior to the expiration date.

The exchange offer is not conditioned upon any minimum principal amount of private notes being submitted for exchange.

Termination of Certain Rights

All registration rights under the Registration Rights Agreement benefiting the holders of the private notes will terminate when we consummate the exchange offer. That includes all rights to receive additional interest in the event of a registration default under the Registration Rights Agreement.

Exchange Agent

We have appointed U.S. Bank National Association as the exchange agent for the exchange offer. You should direct any questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notice of guaranteed delivery to the exchange agent, addressed as follows:

By mail, hand or overnight courier:

U.S. Bank National Association

111 Fillmore Avenue

St. Paul, MN 55107

Attention: Specialized Finance

By facsimile:

(651) 466-7372

Confirm by telephone:

(800) 934-6802

U.S. Bank National Association also serves as trustee under the indenture governing the notes.

Fees and Expenses

We will bear the expenses of soliciting tenders in this exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

We have not retained a dealer–manager in connection with the exchange offer, and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out–of–pocket expenses in connection with providing the services.

We will pay any transfer taxes applicable to the exchange of private notes. If, however, a transfer tax is imposed for any reason other than the exchange, then the amount of any transfer taxes will be payable by the person surrendering the notes. If you do not submit satisfactory evidence of payment of taxes or of an exemption with the letter of transmittal, the amount of those transfer taxes will be billed directly to you.

Accounting Treatment

We will record the exchange notes at the same carrying value as the private notes as reflected in our accounting records on the date of exchange.

Therefore, we will not recognize a gain or loss for accounting purposes. We will amortize the expenses of the exchange offer and the unamortized expenses related to the issuance of the private notes over the term of the exchange notes.

Consequence of Failure to Exchange

You do not have to participate in the exchange offer. You should carefully consider whether to accept the terms and conditions of this exchange offer. We urge you to consult your financial and tax advisors in deciding what action to take with respect to the exchange offer.

Private notes that are not exchanged will remain “restricted securities” within the meaning of Rule 144(a)(3)(iii) of the Securities Act. Accordingly, they may not be offered, sold, pledged or otherwise transferred except:

•	so long as the private notes are eligible for resale under Rule 144A under the Securities Act, to a person who the seller reasonably believes is a “qualified institutional buyer” within the meaning of Rule 144A, purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

•	outside the U.S. to a foreign person in accordance with the requirements of Regulation S under the Securities Act;

•	pursuant to an exemption from registration under the Securities Act provided by Rule 144, if available;

•	pursuant to an effective registration statement under the Securities Act; or

•	pursuant to another available exemption from the registration requirements of the Securities Act, in each case in accordance with all other applicable securities laws.

Additionally, we expect that, following the consummation of the exchange offer, the trading market for the private notes will be negatively affected because of the limited amount of private notes expected to remain outstanding. See “Risk Factors” for more information about the risks of not participating in the exchange offer.

DESCRIPTION OF OTHER INDEBTEDNESS

Description of Senior Secured Credit Facility

We maintain a senior secured credit facility pursuant to a credit agreement, dated as of July 16, 2014, among AmSurg Corp., Citibank, N.A., as Administrative Agent, and the other lenders thereto. Set forth below is a summary of the terms of our senior secured credit facility. Such summary is not complete and is qualified in its entirety by reference to the complete text of the underlying credit agreement and related documents.

The senior secured credit facility provides for senior secured financing consisting of (i) a $870.0 million term loan credit facility maturing in 2021 and (ii) a $300.0 million revolving credit facility, which includes a sublimit of $25.0 million for letters of credit and a $40.0 million swingline facility.

The credit agreement governing our senior secured credit facility includes an accordion feature that, subject to securing additional commitments from existing lenders or new lending institutions, allows us to increase the aggregate amount of the revolving loan facility and/or the term loan facility by an aggregate amount not to exceed the greater of (i) $300.0 million and (ii) an unlimited amount as long as our secured leverage ratio would not exceed 3.25:1.00 after giving pro forma effect to the incurrence of such increase. The lenders under these facilities are not under any obligation to provide any such incremental commitments and any such increase in commitments is subject to certain customary conditions precedent.

All borrowings under our senior secured credit facility are subject to the satisfaction of customary conditions, including absence of a default and accuracy of representations and warranties.

A portion of the proceeds of the senior secured credit facility were used to fund our acquisition of Sheridan and remaining proceeds are used for working capital and other general corporate purposes, including without limitation capital expenditures and permitted acquisitions.

Interest and Fees

At our election, loans made under the senior secured credit facility bear interest at (i) a base rate determined by reference to the higher of (a) the prime rate, (b) the United States federal funds rate plus 1/2 of 1.00% and (c) a one-month adjusted LIBOR rate plus 1.00% (provided, that, with respect to the term loan facility, in no event will the base rate be deemed to be less than 1.75%) (the “Base Rate”) or (ii) an adjusted LIBOR rate (provided, that, with respect to the term loan facility, in no event will the adjusted LIBOR rate be deemed to be less than 0.75%) (the “LIBOR Rate”), plus in either case an applicable margin. The applicable margin for borrowings under the term loan facility depends on our total leverage ratio and varies from 1.75% to 2.00% for Base Rate loans and 2.75% to 3.00% for LIBOR Rate loans. The applicable margin for borrowings under the revolving loan facility depends on our secured leverage ratio and varies from 1.75% to 2.00% for Base Rate loans and 2.75% to 3.00% for LIBOR Rate loans. We also pay a commitment fee of 0.375% per annum on the actual daily unused portion of the revolving loan facility. Letter of credit fees are payable in respect of outstanding letters of credit at a rate per annum equal to the applicable margin for LIBOR Rate loans.

Interest on Base Rate loans is payable at the end of each calendar quarter. Interest on LIBOR Rate loans is payable at the end of each interest rate period and at the end of each three-month interval within an interest rate period if the interest period is longer than three months.

Prepayments

The borrowings under the senior secured credit facility are prepayable without premium or penalty (other than customary breakage costs and other than, in certain circumstances, prepayments made on the term loan facility within six months of July 16, 2014). The credit agreement governing our senior secured credit facility requires us to repay certain amounts outstanding thereunder with (1) net cash proceeds of certain asset sales or other dispositions (including as a result of casualty or condemnation) that exceed certain thresholds, to the extent such proceeds are not reinvested or committed to be reinvested in the business in accordance with customary reinvestment provisions, (2) net cash proceeds of the incurrence of certain indebtedness and (3) a percentage of excess cash flow, which percentage is based upon our secured leverage ratio during the relevant fiscal period.

Collateral and Guarantors

The obligations under the senior secured credit facility are guaranteed by substantially all of the Issuer’s existing and future direct and indirect U.S. subsidiaries, with certain customary or agreed upon exceptions. The Issuer and the guarantors have pledged the capital stock of certain directly owned subsidiaries and have pledged and granted a security interest in certain of their assets as collateral for the senior secured credit facilities.

Restrictive Covenants and Other Matters

The credit agreement governing our senior secured credit facility requires that we comply with customary affirmative and negative covenants. The revolving credit facility requires that we maintain a minimum interest coverage ratio and a maximum total leverage ratio. In addition, our senior secured credit facilities include, subject to significant exceptions, certain negative covenants restricting or limiting our ability to, among other things:

•	incur, assume or permit to exist additional indebtedness or guarantees;

•	incur liens and engage in sale leaseback transactions;

•	make loans, investments and other advances;

•	declare dividends, make payments or redeem or repurchase capital stock;

•	engage in mergers, acquisitions and other business combinations;

•	prepay, redeem or repurchase certain indebtedness;

•	amend or otherwise alter terms of certain indebtedness including the notes;

•	enter into agreements limiting subsidiary distributions;

•	sell assets; or

•	engage in certain transactions with affiliates.

The credit agreement governing our senior secured credit facility contains certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of certain guaranty or security documents supporting our senior secured credit facility to be in force and effect and certain changes of control. If such an event of default occurs, the lenders under our senior secured credit facility would be entitled to take various actions, including the acceleration of amounts due under our senior secured credit facility and all actions permitted to be taken by a secured creditor.

Description of 2020 Senior Notes

On November 7, 2012, AmSurg Corp. issued $250.0 million aggregate principal amount of its 5.625% senior notes due 2020. AmSurg Corp. issued its 2020 senior notes in transactions exempt from or not subject to registration under the Securities Act, pursuant to Rule 144A and Regulation S under the Securities Act. In connection with the offering of the 2020 senior notes, AmSurg Corp. exchanged the outstanding senior notes for new registered 2020 senior notes with substantially identical terms in May 2013.

The obligations under the 2020 senior notes are guaranteed by AmSurg Corp.’s current and future direct and indirect wholly-owned subsidiaries, subject to certain exceptions. The 2020 senior notes are unsecured obligations and are pari passu in right of payment to the notes offered hereby.

The indenture governing the 2020 senior notes contains covenants that, among other things, limits AmSurg Corp.’s and the restricted subsidiaries’ ability to, among other things incur additional indebtedness or issue certain preferred equity; pay dividends on, repurchase, or make distributions in respect of AmSurg Corp.’s or the restricted subsidiaries’ capital stock, prepay, redeem, or repurchase certain debt or make other restricted payments; make certain investments; create liens; enter into sale and leaseback transactions; enter into agreements restricting the AmSurg Corp.’s subsidiaries’ ability to pay dividends or make certain other distributions and transfers to AmSurg Corp.; consolidate, merge, sell, or otherwise dispose of all or substantially all of AmSurg Corp.’s or the restricted subsidiaries’ assets; and enter into certain transactions with AmSug Corp.’s or the restricted subsidiaries’ affiliates.

The entire unpaid principal balance of the 2020 senior notes is due and payable on November 30, 2020 with interest due May 30 and November 30 of each calendar year. Prior to November 30, 2015, AmSurg Corp. may redeem all or part of the 2020 senior notes at 100 percent of the principal amount thereof, together with accrued and unpaid interest, plus any applicable make-whole amount. In addition, prior to November 30, 2015, AmSurg Corp. may redeem up to 35% of the aggregate principal amount of the 2020 senior notes with proceeds from an equity offering at 105.625 percent of the principal amount thereof, together with accrued and unpaid interest. Beginning on November 30, 2015, AmSurg Corp. may redeem some or all of the 2020 senior notes at any time and from time to time at certain redemption prices, which, until 2018, will be at stated premiums over the principal amount.

DESCRIPTION OF THE EXCHANGE NOTES

On July 16, 2014, AmSurg Escrow Corp., a wholly-owned subsidiary of AmSurg Corp. (the “Escrow Sub”) issued $1,100,000,000 aggregate principal amount of 5.625% senior notes due 2022 (the “private notes”) pursuant to an indenture, dated as of July 16, 2014 (as supplemented from time to time, the “Indenture”), by and among the Escrow Sub and U.S. Bank National Association, as trustee (in such capacity, together with its successors, the “Trustee”). On July 16, 2014 (the “Escrow Release Date”), the Escrow Sub merged with and into AmSurg Corp. and AmSurg Corp. entered into a supplemental indenture to the Indenture pursuant to which AmSurg Corp. assumed all of the obligations of Escrow Sub as issuer of the private notes, and the Guarantors entered into a subsequent supplemental indenture to the Indenture pursuant to which the Guarantors guaranteed the private notes on the terms set forth in the Indenture.

Certain terms used in this description are defined under the subheading “– Certain Definitions.” In this section only, references to “Company,” “we,” “our,” and “us” refer only to AmSurg Corp. and not to any of its subsidiaries and the “Notes” refers to the private notes and the exchange notes to be issued in the exchange offer.

We issued the private notes and will issue the exchange notes pursuant to the Indenture. Any private note that remains outstanding after the completion of the exchange offer, together with the exchange notes issued in connection with the exchange offer, will be treated as a single class of securities under the Indenture. The terms of the Notes include those stated in the Indenture and, except as specified below, those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). The Notes are subject to all such terms pursuant to the provisions of the Indenture, and Holders of the Notes are referred to the Indenture and the TIA for a statement thereof.

The following description is only a summary of the material provisions of the Indenture and the Notes. It does not purport to be complete, and is qualified in its entirety by reference to all of the provisions of the Indenture, including the definition of certain terms. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Notes.

Anyone who receives this prospectus may obtain a copy of the Indenture without charge by writing to AmSurg Corp., 1A Burton Hills, Nashville, Tennessee 37215, Attention: Secretary.

Brief Description of the Notes

These Notes:

•	are unsecured senior obligations of the Company;

•	are senior in right of payment to any existing and future Subordinated Obligations of the Company; and

•	are guaranteed by each Subsidiary Guarantor.

The Notes will also be effectively subordinated to all of the existing and future secured obligations of the Company to the extent of the value of the assets securing such indebtedness.

Principal, Maturity and Interest

The Notes will mature on July 15, 2022. Subject to our compliance with the covenant described under the subheading “—Certain Covenants—Limitation on Indebtedness,” we are permitted to issue more Notes from time to time under the Indenture (the “Additional Notes”).

To the extent required by applicable tax regulations, Additional Notes that are issued with original issue discount may not be fungible with other Notes, may trade under a separate CUSIP number and may be treated as a separate class for purposes of transfer and exchange. Nevertheless, the Notes offered hereby and any Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase.

Interest on the Notes will accrue at the rate of 5.625% per annum.

Interest on the Notes will be payable semiannually in arrears on January 15 and July 15 of each year, with the next interest payment due on July 15, 2015. We will make each interest payment to the holders of record of the Notes on the immediately preceding January 1 and July 1. We will pay interest on overdue principal at 1% per annum in excess of the rate set forth above and will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest on the Notes will accrue from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Company will issue the Notes in denominations of $2,000 and any greater integral multiple of $1,000.

Paying Agent and Registrar for the Notes

The Company maintains one or more paying agents (each, a “paying agent”) for the Notes.

The Company also maintains one or more registrars (each, a “registrar”) and a transfer agent. The registrar and transfer agent will maintain a register reflecting the ownership of the Notes outstanding from time to time and will make payments on and facilitate transfer of the Notes on behalf of the Company at the office or agency of the registrar.

The Trustee will initially act as paying agent and registrar. The Company may change the paying agents, the registrars or the transfer agents without prior notice to the holders of the Notes. The Company or any Restricted Subsidiary may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange the Notes in accordance with the Indenture. The registrar and the Company may require a holder to furnish appropriate endorsements, Opinions of Counsel and transfer documents in connection with a transfer of the Notes. Holders will be required to pay all taxes due on transfer. The Company is not required to transfer or exchange any of the Notes selected for redemption. Also, the Company is not required to transfer or exchange any of the Notes for a period of 15 days before a selection of the Notes to be redeemed.

Methods of Receiving Payments on the Notes

If a holder has given wire transfer instructions to the Company at least three Business Days prior the applicable payment date, the Company, through the paying agent or otherwise, will pay all principal, interest and premium and Additional Interest, if any, on that holder’s Notes in accordance with those instructions. All other payments on the Notes will be mailed to the holders at their address set forth in the register of holders.

Optional Redemption

On and after July 15, 2017 we will be entitled at our option to redeem all or a portion of the Notes (which includes Additional Notes) upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest and Additional Interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on July 15 in the years indicated below:

Year	Percentage
2017	104.219%
2018	102.813%
2019	101.406%
2020 and thereafter	100.000%

Prior to July 15, 2017, we will be entitled at our option on one or more occasions to redeem Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) issued at a redemption price (expressed as a percentage of principal amount) of 105.625%, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, with the net cash proceeds from one or more Equity Offerings; provided, however, that

(1) at least 65% of such aggregate principal amount of the Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than the Notes held, directly or indirectly, by the Company or its Affiliates); and

(2) each such redemption occurs within 90 days after the date of the related Equity Offering.

Prior to July 15, 2017, we will be entitled at our option to redeem all or a portion of the Notes (which includes Additional Notes) at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

Selection and Notice of Redemption

If we are redeeming less than all of the Notes at any time, the Trustee will select Notes on a pro rata basis to the extent practicable.

We will redeem Notes of $2,000 or less in whole and not in part and in integral multiples of $1,000 in excess thereof. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.

Notice of any redemption upon any Equity Offering or other securities offering or financing, or in connection with a transaction (or series of related transactions) that constitute a Change of Control, may, at the Company’s discretion, be given prior to the completion thereof and be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering, securities offering, financing or Change of Control. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice of redemption shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or that such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Company in its sole discretion) by the redemption date as stated in such notice, or by the redemption date as so delayed. The Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the holder upon cancelation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions “—Change of Control” and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Subsidiary Guarantees

The Subsidiary Guarantors will jointly and severally guarantee, on a senior unsecured basis, our obligations under the Notes. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law or a violation of state law prohibiting distribution from an insolvent subsidiary. If, however, a Subsidiary Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such other indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guarantee could be reduced to zero. See “Risk Factors—Federal and state fraudulent transfer laws and laws restricting distributions by insolvent subsidiaries may permit a court to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees, and require noteholders to return payments received and, if that occurs, you may not receive any payments on the notes.”

Not all of our Subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. For the fiscal year ended December 31, 2013, on a pro forma basis after giving effect to the Transactions, our non-guarantor Subsidiaries generated 53% of our consolidated revenues. As of September 30, 2014, our non-guarantor Subsidiaries represented approximately 44% of our tangible assets and had $107.6 million of total liabilities, including trade payables but excluding intercompany liabilities.

Initially, the Notes will be guaranteed by all of our subsidiaries that guarantee borrowings under the Credit Agreement.

Each Subsidiary Guarantor that makes a payment under its Subsidiary Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

Pursuant to the Indenture, (A) a Subsidiary Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person and (B) the Capital Stock of a Subsidiary Guarantor may be sold or otherwise disposed of to another Person to the extent described below under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.”

The Subsidiary Guarantee of a Subsidiary Guarantor with respect to the Notes will be released:

(1)	upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary under the Indenture;

(2)	upon the release or discharge of the guarantee by such Subsidiary Guarantor of Indebtedness or such other guarantee that resulted in the creation of such guarantee, except a discharge or release by or as a result of payment under such guarantee; or

(3)	if we exercise our legal defeasance option or our covenant defeasance option as described under “—Defeasance” or if our obligations under the Indenture are discharged in accordance with the terms of Indenture.

Ranking

Senior Indebtedness Versus Notes

The Indebtedness evidenced by the Notes and the Subsidiary Guarantees will be unsecured and will rank pari passu in right of payment to the senior Indebtedness of the Company and the Subsidiary Guarantors, as the case may be.

As of September 30, 2014, the senior Indebtedness of the Company and the Subsidiary Guarantors was approximately $2,248.7 million, including approximately $898.7 million of Secured Indebtedness. Other than Capital Lease Obligations, substantially all of the Senior Indebtedness of the Subsidiary Guarantors consists of their respective guarantees of senior Indebtedness of the Company under the Credit Agreement and with respect to our outstanding 2020 Senior Notes and the Notes.

The Notes and the Subsidiary Guarantees thereof are senior unsecured obligations of the Company and the Subsidiary Guarantors respectively. The Notes and the Guarantees thereof will rank equal in right of payment to the current and future senior Indebtedness of the Company and the Subsidiary Guarantors, respectively, and will rank senior in right of payment to any future subordinated Indebtedness of the Company and the Subsidiary Guarantors, respectively. The Notes and the Subsidiary Guarantees thereof will be effectively subordinated to current and future secured debt and other secured obligations of the Company and the Subsidiary Guarantors, respectively, including borrowings under the Credit Agreement, to the extent of the value of the assets securing such debt or other obligations.

Liabilities of Subsidiaries Versus Notes

Substantially all of our operations are conducted through our subsidiaries. Except for certain of our Subsidiaries which are professional corporations or associations, none of our non-Wholly Owned Subsidiaries are guaranteeing the Notes. In addition, as described above under “—Subsidiary Guarantees,” Subsidiary Guarantees may be released under certain circumstances. Also, our future subsidiaries may not be required to guarantee the Notes. Claims of creditors of such non-guarantor subsidiaries, including trade creditors and creditors holding indebtedness or guarantees issued by such non-guarantor subsidiaries, and claims of preferred stockholders of such non-guarantor subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor subsidiaries over the claims of our creditors, including holders of the Notes. Accordingly, the Notes will be structurally subordinated to creditors (including trade creditors) and preferred stockholders, if any, of our non-guarantor subsidiaries.

At September 30, 2014, the total liabilities of our non-guarantor Subsidiaries were approximately $107.6 million, including trade payables (excluding intercompany liabilities). Although the Indenture limits the incurrence of Indebtedness and Preferred Stock by certain of our Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “—Certain Covenants—Limitation on Indebtedness.”

Change of Control

Upon the occurrence of any of the following events (each a “Change of Control”), each Holder shall have the right to require that the Company repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1)	the Company becomes aware that any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or has become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

(2)	the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution;

(3)	the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person, other than a transaction following which (i) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (ii) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Notes and a Subsidiary of the transferor of such assets; and

(4)	the occurrence of a “Change of Control” under the indenture governing the 2020 Senior Notes.

Within 30 days following any Change of Control, we will mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1)	that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts and financial information regarding such Change of Control;

(3)	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4)	the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

If Holders of not less than 95% in aggregate principal amount of outstanding Notes validly tender and do not withdraw their Notes in connection with a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as contemplated by the immediately preceding paragraph, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days have elapsed since such purchase pursuant to the applicable Change of Control Offer, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, thereon, to the Redemption Date.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Indebtedness” and “—Limitation on Liens”. Such restrictions can only be waived under the Indenture with respect to the Notes with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

Subject to certain exceptions, the Credit Agreement prohibits us from purchasing any Notes pursuant to a Change of Control Offer, and also provide that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder. In the event a Change of Control occurs at a time when we are prohibited from purchasing Notes, we may seek the consent of our lenders to the purchase of Notes or may attempt to refinance the borrowings that contain such prohibition. If we do not obtain such consent or repay such borrowings, we will remain prohibited from purchasing Notes. In such case, our failure to offer to purchase Notes would constitute a Default under the Indenture, which would, in turn, constitute a default under the Credit Agreement and the 2020 Senior Notes.

Future Indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such Indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase their Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relative to our obligation to make a Change of Control Offer, including the definition of Change of Control, may be waived or modified with the written consent of the Holders of a majority in principal amount of such Notes.

Suspension of Certain Covenants

If at any time after the Issue Date (i) the Notes are rated Investment Grade by each of S&P and Moody’s (or, if either (or both) of S&P and Moody’s have been substituted in accordance with the definition of “Rating Agencies”, by each of the then applicable Rating Agencies) and (ii) no Default has occurred and is continuing under the Indenture, the Company and its Restricted Subsidiaries will not be subject to the covenants in the Indenture specifically listed under the following captions in this “Description of Notes” section of this offering memorandum (the “Suspended Covenants”):

•	“—Certain Covenants—Limitation on Indebtedness”;

•	“—Certain Covenants—Limitation on Restricted Payments”;

•	“—Certain Covenants—Limitation on Restrictions on Distributions from Restricted Subsidiaries”;

•	“—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”;

•	“—Certain Covenants—Limitation on Affiliate Transactions”; and

•	“—clause (3) under “—Certain Covenants—Merger and Consolidation”.

During such time as the above referenced covenants are suspended (a “Suspension Period”), the Company will not be permitted to designate any Restricted Subsidiary as an Unrestricted Subsidiary.

In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) the condition set forth in clause (i) of the first paragraph of this section is no longer satisfied, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events.

On each Reversion Date, all Indebtedness incurred during the Suspension Period prior to such Reversion Date will be deemed to be Indebtedness incurred pursuant to clause (b)(4) under “—Limitation on Indebtedness”. For purposes of calculating the amount available to be made as Restricted Payments under clause (3) of clause (a) of “—Limitation on Restricted Payments”, calculations under such covenant shall be made as though such covenant had been in effect during the Suspension Period. Restricted Payments made during the Suspension Period not otherwise permitted pursuant under clause (b) of the “—Limitation on Restricted Payments” covenant will reduce the amount available to be made as Restricted Payments under clause (3) of clause (a) of such covenant to the extent such amount is a surplus. For purposes of the covenant under “—Limitation on Sales of Assets and Subsidiary Stock”, on the Reversion Date, the amount of Net Available Cash will be reset to the amount of Net Available Cash in effect as of the first day of the Suspension Period ending on such Reversion Date. Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default shall be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during a Suspension Period (or on the Reversion Date after a Suspension Period based solely on events that occurred during the Suspension Period).

There can be no assurance that the Notes will ever achieve or maintain a rating of Investment Grade from the Rating Agencies.

Certain Covenants

The Indenture contains covenants including, among others, those summarized below.

Limitation on Indebtedness

(a)	The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and the Subsidiary Guarantors will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis the Consolidated Coverage Ratio of the Company and its consolidated Restricted Subsidiaries exceeds 2.0 to 1.

(b)	The foregoing limitation in clause (a) will not apply to any of the following:

(1)	Indebtedness Incurred by the Company or any of the Subsidiary Guarantors pursuant to the Credit Facilities; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed $1,725.0 million less the sum of all permanent reductions of such Indebtedness made pursuant to paragraph (a)(3)(A) of, and in satisfaction of, the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock”;

(2)	Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon, (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes, (C) if a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such Subsidiary Guarantor with respect to its Subsidiary Guarantee, and (D) if the Company or any Subsidiary Guarantor is the obligor on such Indebtedness owing to a Restricted Subsidiary that is not Subsidiary Guarantor, such Indebtedness, when taken together with all other such Indebtedness outstanding on the date of such Incurrence pursuant to this clause (2)(D), does not exceed $30.0 million.

(3)	the Notes (excluding any Additional Notes) and the exchange notes issued in exchange therefor;

(4)	Indebtedness outstanding on the Issue Date, including the 2020 Senior Notes (other than Indebtedness under the Credit Agreement and the Notes);

(5)	Indebtedness of a Subsidiary Guarantor Incurred and outstanding on or prior to the date on which such Subsidiary Guarantor was acquired by the Company (including Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary Guarantor became a Subsidiary Guarantor or was acquired by the Company); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, (x) the Company would have been entitled to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant or (y) the Consolidated Coverage Ratio of the Company and its Restricted Subsidiaries would be no worse than such ratio for the Company and its Restricted Subsidiaries immediately prior to such acquisition;

(6)	Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4) or (5) or this clause (6);

(7)	Currency Agreements and Hedging Obligations directly related to Indebtedness permitted to be Incurred by the Company and its Restricted Subsidiaries pursuant to the Indenture or entered into in the ordinary course of business and not for speculative purposes;

(8)	obligations in respect of performance, appeal, bid and surety bonds and performance and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(9)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within three Business Days of its Incurrence;

(9)	Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims);

(10)	Indebtedness arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations (including earn-outs), in each case entered into in connection with acquisitions, other Investments and the disposition of any business, assets or Capital Stock permitted hereunder, other than Guarantees Incurred by any Person acquiring all or any portion of such business, assets or Capital Stock for the purpose of financing such acquisition;

(11)	Indebtedness of the Company or any Restricted Subsidiary consisting of (i) obligations to pay insurance premiums or (ii) take or pay obligations contained in supply agreements, in each case arising in the ordinary course of business and not in connection with the borrowing of money;

(12)	unsecured Indebtedness consisting of promissory notes issued by the Company or any Restricted Subsidiary to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the retirement, acquisition, repurchase, purchase or redemption of Capital Stock of the Company to the extent permitted by the covenant described below under the caption “—Limitation on Restricted Payments;”

(13)	cash management obligations, cash management services and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements in each case Incurred in the ordinary course of business;

(14)	Indebtedness consisting of the Subsidiary Guarantee of a Subsidiary Guarantor and any Guarantee by the Company or a Subsidiary Guarantor of Indebtedness or other obligations of the Company or any Restricted Subsidiary so long as the Incurrence of such Indebtedness or other obligations by the Company or such Restricted Subsidiary is permitted under the terms of the Indenture;

(15)	(A) Purchase Money Indebtedness, (B) Capital Lease Obligations and (C) Attributable Debt, and Refinancing Indebtedness in respect thereof, in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (15) and then outstanding, does not exceed the greater of (x) $100.0 million and (y) 2.0% of Total Assets;

(16)	Indebtedness of the Company or any Restricted Subsidiary to the extent the proceeds of such Indebtedness are deposited and used to defease the Notes as described under “Defeasance” or “Satisfaction and Discharge”;

(17)	Indebtedness representing Guarantees of Indebtedness of partnerships or joint ventures of the Company or of any of its Restricted Subsidiaries in an aggregate amount, when added to all other Indebtedness Incurred pursuant to this clause (17) and then outstanding, not to exceed the greater of (x) $75.0 million and (y) 1.75% of Total Assets;

(18)	Indebtedness of Restricted Subsidiaries Incurred to finance the replacement or expansion of facilities, including, without limitation equipment, used in a Related Business in an amount, when added to all other Indebtedness incurred pursuant to this clause (18) and then outstanding, not to exceed $40.0 million;

(19)	Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors in an amount not to exceed the greater of $100.0 million and 2.0% of Total Assets; and

(20)	Indebtedness of the Company or of any of its Restricted Subsidiaries in an aggregate principal amount that, when taken together with all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (20) above or paragraph (a)) does not exceed the greater of (x) $150.0 million and (y) 3.0% of Total Assets.

(c)	For purposes of determining compliance with this covenant:

(1)	all Indebtedness outstanding under the Credit Agreement on the Issue Date or Escrow Release Date, as applicable, will be deemed as Incurred under clause (1) of paragraph (b) above prior to any Incurrence of such Indebtedness pursuant to paragraph (a) or one of clauses (b)(2) through (b)(20) above;

(2)	in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, may classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses (provided that any Indebtedness originally classified as Incurred pursuant to any of clauses (b)(2) through (b)(20) above may later be reclassified as having been Incurred pursuant to paragraph (a) or any other of clauses (b)(2) through (b)(16) above to the extent that such reclassified Indebtedness could be Incurred pursuant to paragraph (a) or one of clauses (b)(2) through (b)(20) above, as the case may be, if it were Incurred at the time of such reclassification); and

(3)	the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above.

Limitation on Restricted Payments

(a)	The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment unless at the time the Company or such Restricted Subsidiary makes such Restricted Payment and immediately after giving effect to such Restricted Payment:

(1)	no Default shall have occurred and be continuing (or would result therefrom);

(2)	the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto, have been permitted to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness;” and

(3)	the aggregate amount of such Restricted Payment, together with the aggregate amount of all other Restricted Payments (including the Fair Market Value of any non-cash amounts) made by the Company and its Restricted Subsidiaries since the Issue Date (including Restricted Payments permitted by clause (3) of paragraph (b) below, but excluding all other Restricted Payments permitted by paragraph (b)) would not exceed the sum of (without duplication):

(A)	50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the first full fiscal quarter during which the Issue Date occurs and ending on the last day of the most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in case such Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit); plus

(B)	100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution received by the Company from its shareholders subsequent to the Issue Date; plus

(C)	the amount by which Indebtedness of the Company is reduced on the Company’s balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

(D)	an amount equal to the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary subsequent to the Issue Date in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person;

(E)	in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary subsequent to the Issue Date, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the lesser of (x) the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary and (y) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary, except, in each case, to the extent that the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clause (13) of the next succeeding paragraph or to the extent that such Investment constituted a Permitted Investment; plus

(F)	$50.0 million.

(b)	The preceding provisions will not prohibit:

(1)	any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however, that the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded in the calculation of amounts under clause (3)(B) of paragraph (a) above;

(2)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent incurrence of, Indebtedness of such Person that is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness”;

(3)	dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this Restricted Payment covenant;

(4)	so long as no Default has occurred and is continuing, (A) the purchase, redemption or other acquisition of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved or ratified by the Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such Capital Stock and (B) the purchase, redemption or other acquisition of shares of Capital Stock of the Company or any of its Subsidiaries from any Person made to mitigate the dilutive effect of the exercise of such agreements or plans refer to in clause (A) by such employees, former employees, directors or former directors (or permitted transferees of such employees, former employees, directors or former directors); provided, however, that the aggregate amount of such Restricted Payments (excluding amounts representing cancelation of Indebtedness) shall not exceed, when taken together with all other Restricted Payments made pursuant to this clause (4) since the Issue Date, $20.0 million in any calendar year; provided, however that the Company shall be permitted to carry over unused amounts into subsequent calendar years up to a maximum of $40.0 million per calendar year an amount not to exceed the sum of (i) the amount of cash proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Company to employees, former employees, directors or former directors of the Company or any of its Subsidiaries, to the extent that the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3)(B) of paragraph (a) of this covenant, plus (ii) the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date, less (iii) the amount of repurchases and other acquisitions previously made with the cash proceeds described in clauses (i) and (ii) above); provided, further, however, that cash proceeds referred to in clause (i) above used to make Restricted Payments under this clause (4) shall be excluded in the calculation of amounts under clause (3)(B) of paragraph (a) above;

(5)	the declaration and payment of dividends on Disqualified Stock issued pursuant to the covenant described under “—Limitation on Indebtedness” to the extent that such dividends are included in the definition of Consolidated Interest Expense; provided, however, in each case, that at the time of payment of such dividend or other cash payment, no Default shall have occurred and be continuing (or result therefrom);

(6)	repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options;

(7)	cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading;

(8)	in the event of a Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or any Subsidiary Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Subordinated Obligations, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer with respect to the Notes as a result of such Change of Control and has repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer;

(9)	payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under clause (2) of paragraph (b) of the covenant described under “—Limitation on Indebtedness”; provided, however, that no Default has occurred and is continuing or would otherwise result therefrom;

(10)	the payment of any dividend (or any similar distribution) by a Restricted Subsidiary of the Company to holders of its Capital Stock on a pro rata basis;

(11)	the purchase, redemption or other acquisition or retirement for value of shares of Capital Stock of a Restricted Subsidiary owned by a Strategic Investor if such purchase, redemption or other acquisition or retirement for value is made for consideration not in excess of the Fair Market Value of such Capital Stock;

(12)	the declaration and payment of dividends with respect to the Existing Mandatory Convertible Preferred prior to July 1, 2017 in accordance with the terms thereof as in effect on the Issue Date; or

(13)	Restricted Payments in an amount that, when taken together with all other Restricted Payments made pursuant to this clause (13), does not exceed the greater of (x) $100.0 million and (y) 2.0% of Total Assets; provided, however, that at the time of each such Restricted Payment, no Default shall have occurred and be continuing (or result therefrom).

The amount of any Restricted Payment that is not made in cash shall be determined in a manner consistent with the determination of the amount of an Investment as set forth in the final sentence of the first paragraph of the definition of “Investment.”

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

(1)	with respect to clauses (a), (b) and (c),

(A)	any encumbrance or restriction pursuant to applicable law, rule, regulation or order;

(B)	any encumbrances or restrictions under or by reason of agreements or in effect at or entered into on the Issue Date including, without limitation, the Credit Agreement and the 2020 Senior Notes or by any other agreement or documents entered into in connection thereto;

(C)	any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

(D)	any encumbrance or restriction pursuant to any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of an agreement referred to in clause (B) or (C) above; provided, however, that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is no more restrictive, as reasonably determined in good faith by the Company, with respect to such encumbrances and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(E)	any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(F)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(G)	any customary limitation or prohibition on the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements, which limitation or prohibition is applicable only to the assets that are the subject of such agreements;

(H)	customary provisions in joint venture, partnership and other similar agreements, including agreements related to the ownership and operation of surgical facilities, relating solely to such joint venture, partnership or facilities or the Persons who own Capital Stock therein;

(I)	any encumbrance or restriction arising in the ordinary course of business, not relating to any Indebtedness, that does not, individually or in the aggregate, materially detract from the value of the property or assets of the Company and its Restricted Subsidiaries, taken as whole, or adversely affect the Company’s ability to make principal and interest payments on the Notes, in each case, as reasonably determined in good faith by the Company;

(J)	Liens permitted under the provisions described under “—Liens” and any negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under the Indenture;

(K)	customary restrictions imposed on the transfer of copyrighted or patented materials;

(L)	customary provisions restricting dispositions of real property interest set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary; and

(M)	any encumbrance or restriction arising pursuant to an instrument (which, if it relates to any Indebtedness, will only be permitted if such Indebtedness is permitted to be incurred under the covenant described above under the caption “—Limitation on Indebtedness” herein) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole (i) are not materially less favorable to the Holders than the encumbrances and restrictions contained in the Credit Agreement, together with the security documents associated therewith, as in effect on the Issue Date (as determined in good faith by the Company) or (ii) either (A) the Company determines at the time of entry into such agreement or instrument that such encumbrances or restrictions shall not adversely affect, an any material respect, the Company’s ability to make principal or interest payments on the Notes or (B) such encumbrance or restriction applies only during the continuance of a default relating to such agreement or instruments.

(2)	with respect to clause (c) only,

(A)	any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; and

(B)	any encumbrance or restriction contained in Capital Lease Obligations, any agreement governing Purchase Money Indebtedness, security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such Capital Lease Obligations, Purchase Money Indebtedness, security agreements or mortgages.

Limitation on Sales of Assets and Subsidiary Stock

(a)	The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

(1)	the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value (as determined at the time of contractual agreement to such Asset Disposition) of the shares and assets subject to such Asset Disposition;

(2)	at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; and

(3)	an amount equal to 100% of the Net Available Cash from such Asset Disposition,

(A)	to the extent the Company elects (or is required by the terms of any Indebtedness), is used to prepay, repay, redeem or purchase (i) Secured Indebtedness of the Company or a Subsidiary Guarantor or (ii) Indebtedness (other than any Disqualified Stock) of a Restricted Subsidiary that is not a Subsidiary Guarantor (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within 450 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B)	to the extent the Company elects (including with respect to the balance of such Net Available Cash after application (if any) in accordance with clause (A)) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, is used to (i) make an Investment in any one or more businesses (provided that such Investment in any business is in the form of the acquisition of Capital Stock of such business such that such business constitutes a Restricted Subsidiary), (ii) acquire assets, (iii) acquire property, or (iv) make capital expenditures, in each case, used or useful in a Related Business (collectively, “Additional Assets”); and

(C)	to the extent of the balance of such Net Available Cash after application (if any) in accordance with clauses (A) and (B) and the expiration of the time periods set forth therein, to make an offer to the holders of the Notes (and to holders of other Pari Passu Indebtedness of the Company designated by the Company) is used to purchase Notes (and such other Pari Passu Indebtedness of the Company) pursuant to and subject to the conditions contained in the Indenture;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness made to satisfy clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

(1)	the assumption or discharge of any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of such assets and for which the Company and all of the Restricted Subsidiaries have been released by all creditors in writing;

(2)	securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary within 180 days into cash, to the extent of cash received in that conversion;

(3)	all Temporary Cash Investments; and

(4)	any Designated Noncash Consideration having an aggregate Fair Market Value that, when taken together with all other Designated Noncash Consideration previously received and then outstanding, does not exceed at the time of the receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value) 3.0% of Total Assets.

(b)	In the event of an Asset Disposition that requires an offer to purchase the Notes (and other Pari Passu Indebtedness of the Company) pursuant to clause (a)(3)(C) above, the Company will purchase Notes tendered pursuant to an offer by the Company for the Notes (and such other Pari Passu Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such other Pari Passu Indebtedness of the Company was issued with a significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Pari Passu Indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $2,000 principal amount or any greater integral multiple of $1,000. The Company shall not be required to make such an offer to purchase Notes (and other Pari Passu Indebtedness of the Company) pursuant to this covenant if the Net Available Cash available therefor is less than $40.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer to purchase, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer.

(c)	The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

Limitation on Affiliate Transactions

(a)	The Company will not, and will not permit any Restricted Subsidiary to, enter into or make or amend any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements, loans, contracts, agreements or other transactions or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”), with respect to each transaction or series of related transactions, involving aggregate payments or consideration in excess of $5.0 million unless:

(1)	the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arms- length dealings with a Person who is not an Affiliate; and

(2)	if such Affiliate Transaction involves an amount in excess of $20.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate transaction as evidenced by a resolution of the Board of Directors.

(b)	The provisions of the preceding paragraph (a) will not prohibit:

(1)	any Permitted Investment or any Restricted Payment, permitted to be made pursuant to the covenant described under “—Limitation on Restricted Payments”;

(2)	any employment or consulting agreement, employee benefit plan, severance plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business or as reasonably determined and in good faith approved by the Board of Directors, and payments pursuant thereto;

(3)	loans or advances to employees in the ordinary course of business of the Company or its Restricted Subsidiaries, but in any event not to exceed $15.0 million in the aggregate outstanding at any one time;

(4)	the payment of reasonable fees or other reasonable compensation to, or the provision of customary benefits or indemnification arrangements to, directors of the Company and its Restricted Subsidiaries;

(5)	any transaction with the Company, a Restricted Subsidiary or any Person that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary or Person;

(6)	the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;

(7)	any agreement as in effect on the Issue Date and described in this offering memorandum (or described in a document incorporated by reference in this offering memorandum) or any renewals or extensions of any such agreement (so long as such renewals or extensions are not less favorable in any material respect to the Company or the Restricted Subsidiaries and not more disadvantageous to the Holder of the Notes in any material respect), in each case, as determined in good faith by the Company, and the transactions evidenced thereby;

(8)	the provision of services to directors or officers of the Company or any of its Restricted Subsidiaries of the nature provided by the Company or any of its Restricted Subsidiaries to customers in the ordinary course of business;

(9)	transactions with joint ventures and joint venture partners (including, without limitation, physicians and other Strategic Investors), in each case, which are in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the Indenture;

(10)	the payment of fees and expenses in connection with the Transactions;

(11)	any issuance of Capital Stock, or other payments, awards or grants in cash, securities, Capital Stock or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company; and

(12)	transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Qualified Party stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of the previous paragraph of this covenant.

Limitation on Liens

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, Incur, assume or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, securing any Indebtedness, other than Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Merger and Consolidation

The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of related transactions, directly or indirectly, all or substantially all its properties or assets to, any Person, unless:

(1)	the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement;

(2)	immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3)	immediately after giving pro forma effect to such transaction, (A) the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness” or (B) the Consolidated Coverage Ratio for the Successor Company would be no worse than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;

(4)	each Subsidiary Guarantor, unless it is the other party to the transactions described above, in which case clause (1) shall apply, shall have confirmed in writing that its Subsidiary Guarantee shall apply to such Person’s obligation under the Notes, the Indenture and the Registration Rights Agreement; and

(5)	the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture, provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company (so long as no Capital Stock of the Company is distributed to any Person) or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

Subject to the provisions described under “Subsidiary Guarantees,” no Subsidiary Guarantor shall consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(1)	the resulting, surviving or transferee Person (the “Successor Guarantor”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Guarantor (if not such Subsidiary Guarantor) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Subsidiary Guarantor under the Notes, the Indenture and the Registration Rights Agreement;

(2)	immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor as a result of such transaction as having been Incurred by such Successor Guarantor at the time of such transaction), no Default shall have occurred and be continuing; and

(3)	the Subsidiary Guarantor shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Notwithstanding the foregoing (1) a Subsidiary Guarantor may merge with an Affiliate incorporated solely for the purpose of reincorporating such Guarantor in another state of the United States or the District of Columbia, so long as the amount of Indebtedness of the Subsidiary Guarantor is not increased thereby, and (2) any Subsidiary Guarantor may merge into or transfer all or part of its properties and assets to the Company or another Subsidiary Guarantor.

Future Guarantors

The Company will cause each Restricted Subsidiary that Guarantees any Indebtedness of the Company or any Subsidiary Guarantor in respect of the Credit Agreement or Capital Markets Indebtedness (or Incurs any such Indebtedness) to, at the same time, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture.

Payments for Consents

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of the Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that so consent, waive or agree to amendment in the time frame set forth in the solicitation documents relating to such consent, waive or agreement.

SEC Reports

Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (subject to the next sentence) and provide the Trustee and Noteholders with such annual and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such reports to be so filed and provided at the times specified for the filings of such reports under such Sections and containing all the information, audit reports and exhibits required for such reports. If at any time, the Company is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding sentence with the SEC within the time periods required unless the SEC will not accept such a filing. The Company agrees that it will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, the Company will post the reports specified in the preceding sentence on its website within the time periods that would apply if the Company were required to file those reports with the SEC. At any time that any of the Company’s Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

Defaults

Each of the following is an Event of Default with respect to the Notes under the Indenture:

(1)	a default in the payment of interest or Additional Interest, if any, on the Notes when due, continued for 30 days;

(2)	the Company (A) defaults in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon declaration of acceleration or otherwise or (B) fails to purchase Notes when required pursuant to the Indenture or the Notes;

(3)	the failure by the Company to comply with its obligations under “—Certain Covenants—Merger and Consolidation” above;

(4)	the failure by the Company or any Subsidiary Guarantor to comply with its agreements contained in the Indenture governing the Notes (other than those referred to in (1), (2) and (3) above) and such failure continues for 60 days after notice;

(5)	Indebtedness of the Company, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $60.0 million (the “cross acceleration provision”);

(6)	certain events of bankruptcy, insolvency or reorganization of the Company, a Subsidiary Guarantor or any Significant Subsidiary (the “bankruptcy provisions”);

(7)	any judgment or decree for the payment of money in excess of $60.0 million is entered against the Company, a Subsidiary Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or effectively stayed (the “judgment default provision”); or

(8)	a Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee) or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee.

However, a default under clause (4) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice, and the sole remedy for the first 180 days after an Event of Default relating to the failure to comply with the reporting obligations described above under the caption “—SEC Reports,” shall consist exclusively of the right to receive additional interest in the amount of 0.50% per annum.

If an Event of Default (other than an Event of Default relating to bankruptcy provisions) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to bankruptcy provisions occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(3)	such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)	holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event that would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture governing Notes may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange for, the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

(1)	reduce the amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the rate of or extend the time for payment of interest or Additional Interest, if any, on any Note;

(3)	reduce the principal of or change the Stated Maturity of any Note;

(4)	waive a Default or Event of Default in the payment of principal of, premium on, if any, interest or Additional Interest, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5)	(i) reduce the amount payable upon the redemption of any Note or (ii) change the time at which any Note may be redeemed, in each case as described under “—Optional Redemption” above;

(6)	make any Note payable in money other than that stated in the Note;

(7)	impair the right of any holder of the Notes to receive payment of principal of and interest or Additional Interest, if any, on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(8)	make any change in the amendment provisions that require each holder’s consent or in the waiver provisions;

(9)	make any change in the ranking or priority of any Note that would adversely affect the Noteholders; or

(10)	make any change in, or release other than in accordance with the Indenture, any Subsidiary Guarantee that would adversely affect the Noteholders.

Notwithstanding the preceding, without the consent of any holder of the Notes, the Company, the Subsidiary Guarantors and Trustee may amend the Indenture:

(1)	to cure any ambiguity, omission, defect or inconsistency;

(2)	to provide for the assumption by a successor Person of the obligations of the Company or any Subsidiary Guarantor under the Indenture;

(3)	to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(4)	to add Guarantees with respect to the Notes, including any Subsidiary Guarantees, or to secure such Notes;

(5)	to add to the covenants of the Company or a Subsidiary Guarantor for the benefit of the holders of the Notes or to provide any additional rights or benefits to the holders of the Notes or to surrender any right or power conferred upon the Company or a Subsidiary Guarantor;

(6)	to make any change that does not adversely affect the rights of any holder of the Notes;

(7)	to conform the text of the Indenture or the Notes to any provision of this “Description of Notes”;

(8)	to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act; or

(9)	to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture governing Notes becomes effective, the Company shall be required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of such Notes, or any defect therein, will not impair or affect the validity of the amendment.

Transfer

The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of Notes which shall survive until all Notes have been canceled) as to all outstanding Notes when either:

(1)	all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from this trust) have been delivered to the Trustee for cancellation, or

(2)

(a)	all Notes not delivered to the Trustee for cancellation otherwise (i) have become due and payable, (ii) will become due and payable, or may be called for redemption, within one year or (iii) have been called for redemption pursuant to the provisions described under “—Optional Redemption,” and, in any case, the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds, in trust solely for the benefit of the Holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) to pay and discharge the entire Indebtedness (including all principal, accrued interest and premium, if any) on the Notes not theretofore delivered to the Trustee for cancellation;

(b)	the Company has paid all sums payable by them under the Indenture; and

(c)	the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be.

In addition, the Company must deliver an Officer’s Certificate and an opinion of counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

Defeasance

At any time, we may terminate all our obligations under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

In addition, at any time we may terminate our obligations under “—Change of Control” and under the covenants described under “—Certain Covenants” (other than the covenant described under “—Certain Covenants—Merger and Consolidation”), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiary Guarantors and Significant Subsidiaries and the judgment default provision described under “—Defaults” above and the limitations contained in clause (3) of the first paragraph under “—Certain Covenants—Merger and Consolidation” above (“covenant defeasance”).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an Event of Default specified in clause (1), (5), (6) (with respect only to Significant Subsidiaries and Subsidiary Guarantors) or (7) under “—Defaults” above or because of the failure of the Company to comply with clause (3) of the first paragraph under “—Certain Covenants—Merger and Consolidation” above. If we exercise our legal defeasance option or our covenant defeasance option with respect to the Notes, each Subsidiary Guarantor under the Indenture will be released from all of its obligations with respect to its Subsidiary Guarantee in respect of the Notes.

In order to exercise either of our defeasance options with respect to the Notes, we must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal and interest and Additional Interest, if any, on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

U.S. Bank National Association is to be the Trustee under the Indenture and has been appointed by the Company as registrar and paying agent with regard to the Notes.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee in respect of the Notes, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

U.S. Bank National Association, in each of its capacities, including without limitation as Trustee, registrar and paying agent, assumes no responsibility for the accuracy or completeness of the information concerning the offering, the Notes, the Company or its Affiliates or any other party contained in this offering memorandum or the related documents or for any failure by the Company or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor will have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, any Subsidiary Guarantee or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“2020 Senior Notes” means the Company’s 5.625% Senior Notes due 2020, together with the related documents thereto as amended, restated or otherwise modified from time to time so long as the principal amount thereof is not increased.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of EBITDA of such Pro Forma Entity (determined as if references to the Company and the Restricted Subsidiaries in the definition of the term “EBITDA” were references to such Pro Forma Entity and its subsidiaries that will become Restricted Subsidiaries), all as determined on a consolidated, combined or condensed basis for such Pro Forma Entity in accordance with GAAP.

“Acquired Entity or Business” shall have the meaning provided in the definition of the term “EBITDA.”

“Additional Interest” has the meaning given such term in “Exchange Offer; Registration Rights”.

“Adjusted Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after July 15, 2017, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus 0.50%.

“Affiliate “ of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Premium” means with respect to a Note at any redemption date, the greater of (1) 1.00% of the principal amount of such Note and (2) the excess of (A) the present value at such redemption date of (i) the redemption price of such Note on July 15, 2017, (such redemption prices being described in the tables above in the “—Optional Redemption” section above, and exclusive of any accrued interest), plus (ii) all required remaining scheduled interest payments due on such Note through July 15, 2017, (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such Note on such redemption date.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1)	any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2)	all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

(3)	any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary (other than, in the case of clauses (1), (2) and (3) above,

(A)	a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(B)	for purposes of the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) that is not prohibited by the covenant described under “—Certain Covenants—Limitation on Restricted Payments” or that constitutes a Permitted Investment;

(C)	a disposition of all or substantially all the assets of the Company in accordance with the covenant described under “—Certain Covenants—Merger and Consolidation”;

(D)	a disposition of Capital Stock or other assets with a Fair Market Value of less than or equal to $20.0 million;

(E)	sales of damaged, worn-out or obsolete equipment or assets in the ordinary course of business that, in the Company’s reasonable judgment, are no longer either used or useful in the business of the Company or its Subsidiaries;

(F)	the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(G)	leases or subleases to third Persons in the ordinary course of business that do not interfere in any material respect with the business of the Company or any of its Restricted Subsidiaries;

(H)	a disposition of cash or Temporary Cash Investments; and

(I)	the creation of a Lien (but not the sale or other disposition of the property subject to such Lien).

(J)	any exchange of “like-kind” property of the type described in Section 1031 of the Code for use in a Related Business;

(K)	the sale or disposition of any assets or property received as a result of a foreclosure by the Company or any of its Restricted Subsidiaries on any secured Investment or any other transfer of title with respect to any Investment in default;

(L)	the licensing of intellectual property in the ordinary course of business or in accordance with industry practice;

(M)	the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; and

(N)	transactions between or among the Company and/or Restricted Subsidiaries.

“Attributable Debt” in respect of a sale and leaseback transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended); provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation” and shall not be deemed “Attributable Debt.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1)	the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2)	the sum of all such payments.

“Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

“Business Day” means each day which is not a Legal Holiday.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation, determined in accordance with GAAP as in effect on the Issue Date; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty; provided that all leases of any Person that are or would be characterized as operating leases in accordance with GAAP on the Issue Date (whether or not such operating leases were in effect on such date) shall continue to be accounted for as operating leases (and not as capitalized leases) for purposes of the Indenture regardless of any change in GAAP following the date that would otherwise require such leases to be recharacterized as capitalized leases. For purposes of the covenant described under “—Certain Covenants—Limitation on Liens,” a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Capital Markets Indebtedness” means any Indebtedness:

(1)	in the form of, or represented by, bonds (other than surety bonds, indemnity bonds, performance bonds or bonds of a similar nature) or other securities or any Guarantee thereof (other than any loans); and

(2)	that is, or may be, quoted, listed or purchased and sold on any stock exchange, automated trading system or over-the-counter or other securities market (including, without prejudice to the generality of the foregoing, the market for securities eligible for resale pursuant to Rule 144A under the Securities Act).

“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into any such equity interests.

“Code” means the Internal Revenue Code of 1986, as amended, and any applicable Treasury Regulations promulgated thereunder.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes from the redemption date to July 15, 2017, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to July 15, 2017.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (2) of the Adjusted Treasury Rate is applicable, the average of two, or such lesser number as is obtained by the Independent Investment Banker, Reference Treasury Dealer Quotations for such redemption date.

“Consolidated Amortization Expense” means, for any period, the amortization expense, including the amortization of deferred financing fees, of the Company and its Restricted Subsidiaries for such period (to the extent included in the computation of Consolidated Net Income of such Person), determined on a consolidated basis in accordance with GAAP, excluding amortization expense attributable to a prepaid item that was paid in cash in a prior period.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (A) the aggregate amount of EBITDA of the Company and its consolidated Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters immediately prior to the date of such determination for which internal financial statements are available to (B) Consolidated Interest Expense for such four fiscal quarters, in each case on a Pro Forma Basis as determined in good faith by a responsible financial or accounting Officer of the Company.

“Consolidated Depreciation Expense” means, for any period, the depreciation expense of the Company and its Restricted Subsidiaries for such period (to the extent included in the computation of Consolidated Net Income), determined on a consolidated basis in accordance with GAAP.

“Consolidated Income Tax Expense” means, for any period, the provision for taxes based on income and profits of the Company and its Restricted Subsidiaries to the extent such provision for income taxes was deducted in computing Consolidated Net Income for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, net of interest income of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in the calculation of total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

(1)	interest expense attributable to Capital Lease Obligations;

(2)	amortization of debt discount;

(3)	capitalized interest;

(4)	non-cash interest expense;

(5)	commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(6)	net payments made or received pursuant to Hedging Obligations;

(7)	dividends accrued in respect of all Disqualified Stock of the Company and all Preferred Stock of any Restricted Subsidiary, in each case held by Persons other than the Company or a Wholly Owned Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company); provided, however, that such dividends will be multiplied by a fraction the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such Preferred Stock (expressed as a decimal) for such period (as estimated by the Chief Financial Officer of the Company in good faith);

(8)	interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary; and

(9)	the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust;

but excluding, for the avoidance of doubt,

(A)	amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses;

(B)	any accretion or accrual of discounted liabilities and any prepayment, redemption or similar premium or penalty paid or payable during such period;

(C)	any interest in respect of items excluded from Indebtedness in the proviso to the definition thereof;

(D)	penalties relating to taxes;

(E)	non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedging Agreements or other derivative instruments pursuant to Financial Accounting Standards Board Accounting Standards Codification 815 (Derivatives and Hedging);

(F)	any one-time cash costs associated with breakage in respect of Hedging Agreements for interest rates;

(G)	all additional interest or liquidated damages then owing pursuant to any registration rights agreement and any comparable “additional interest” or liquidated damages with respect to other securities designed to compensate the holders thereof for a failure to publicly register such securities; and

(H)	any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting.

“Consolidated Net Income” means, for any period, the net income (loss) attributable to the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication,

(1)	extraordinary items for such period,

(2)	the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income,

(3)	fees, costs and expenses related to the Transactions,

(4)	any fees and expenses (including any commissions or discounts) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, disposition, Incurrence, repayment, prepayment, redemption, defeasance or repurchase of Indebtedness, issuance of Capital Stock, Refinancing or recapitalization transaction (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed and/or not successful),

(5)	accruals and reserves that are established or adjusted after the closing of any acquisition that are so required as a result of such acquisition in accordance with GAAP or changes as a result of the adoption or modification of accounting policies during such period, whether effected through a cumulative effect adjustment, restatement or a retroactive application,

(6)	stock-based, partnership interest-based and similar incentive-based compensation award or arrangement charges or expenses (including with respect to any profits interest relating to membership interests in any partnership or limited liability company and any charges or expenses arising from the grants of stock appreciation or similar rights, options, restricted stock or other rights or equity incentive programs) and any charges associated with the rollover, acceleration or payout of Capital Stock by, or to, officers, directors or employees of the Company or any of its Restricted Subsidiaries, or any of its Parent Entities,

(7)	any income (loss) for such period of any Person that is not the Company or a Restricted Subsidiary or that is accounted for by the equity method of accounting; provided that Consolidated Net Income of the Company shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Permitted Investments (or, if not paid in cash or Permitted Investments, but later converted into cash or Permitted Investments, upon such conversion) to the Company or a Restricted Subsidiary in respect of such period,

(8)	any income (loss) for such period of any Restricted Subsidiary attributable to noncontrolling or minority ownership interests held by third parties in such Restricted Subsidiary, and

(9)	any income (loss) for such period attributable to the early extinguishment, conversion or cancellation of (A) Indebtedness, (B) obligations under any Hedging Agreements or (C) other derivative instruments.

There shall be included in Consolidated Net Income, without duplication, the amount of any cash tax benefits related to the tax amortization of intangible assets in such period.

There shall be excluded from Consolidated Net Income for any period the effects from applying recapitalization or purchase accounting, including applying recapitalization or purchase accounting to inventory, property and equipment, software, goodwill and other intangible assets, in-process research and development and deferred revenue required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Company and the Restricted Subsidiaries), as a result of any acquisition consummated prior to the Issue Date and any Permitted Acquisitions (or Investments similar to those made for Permitted Acquisitions) or the amortization or write-off of any amounts thereof (including any write off of in-process research and development).

Notwithstanding the foregoing, for the purposes of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income the effect of any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) or (a)(3)(E) thereof.

“Consolidated Secured Debt Ratio” as of any date of determination, means the ratio of (A) total Indebtedness as of the last day of the Test Period (as defined below) of the Company and its Restricted Subsidiaries, determined on a consolidated basis, secured by Liens, minus the lesser of (x) the aggregate amount of Unrestricted Cash as of such date and (y) $80,000,000 to (B) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters immediately prior to the date of such determination for which internal financial statements are available (the “Test Period”), in each case on a Pro Forma Basis as determined in good faith by a responsible financial or accounting officer of the Company. It is understood that to the extent the Company or any Restricted Subsidiary Incurs any Indebtedness under the Indenture and receives the proceeds of such Indebtedness, for purposes of determining any Incurrence test under the Indenture and whether the Company is in compliance with any such test, the proceeds of such Incurrence shall not be considered cash for purposes of any “netting” pursuant to this definition.

“Converted Restricted Subsidiary” shall have the meaning provided in the definition of “EBITDA.”

“Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of “EBITDA.”

“Credit Agreement” means the Credit Agreement to be dated as of July 16, 2014, by and among the Company, as borrower, Citigroup Global Markets Inc., as administrative agent and the other lenders and agents party thereto from time to time, together with the related documents thereto (including the loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitations as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement or indenture, whether by the same or any other lender or group of lenders (including by means of sales of debt securities to institutional investors).

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement), or commercial paper facilities with banks or other institutional lenders or investors or indentures or other agreements providing for revolving credit loans, term loans, debt securities or letters of credit or other long- term indebtedness and, in each case, as such agreements may be amended, amended and restated, supplemented, modified, refinanced, extended, substituted, replaced, renewed, or otherwise restructured, in whole or in part, in one or more instances, from time to time (including any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing and including any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other lenders)), including into one or more debt facilities, commercial paper facilities or other debt instruments, indentures or agreements (including by means of sales of debt securities (including Additional Notes) to investors), providing for revolving credit loans, term loans, letters of credit or other debt obligations.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“Default “ means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Noncash Consideration” means noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is designated by the Company as Designated Noncash Consideration, less the amount of cash or cash equivalents received in connection with a subsequent sale of such Designated Noncash Consideration, which cash and cash equivalents shall be considered Net Available Cash received as of the date of such subsequent sale and shall be applied pursuant to the covenant described under “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.”

“Disposed EBITDA” means, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period, the amount for such period of EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Company and the Restricted Subsidiaries in the definition of the term “EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its Subsidiaries or to such Converted Unrestricted Subsidiary and its Subsidiaries), all as determined on a consolidated, combined or condensed basis for such Sold Entity or Business.

“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1)	matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3)	is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the date that is 91 days after the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the date that is 91 days after the Stated Maturity of the Notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” and “—Certain Covenants—Change of Control.”

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“EBITDA” means, for any period, the Consolidated Net Income for such period, plus:

(1)	without duplication and to the extent already deducted (and not added back or excluded) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(A)	Consolidated Interest Expense,

(B)	Consolidated Income Tax Expense,

(C)	Consolidated Depreciation Expense,

(D)	Consolidated Amortization Expense,

(E)	Non-Cash Charges,

(F)	unusual or non-recurring charges, severance costs, relocation costs, integration costs and facilities’ opening costs, signing costs, retention or completion bonuses, transition costs, and costs related to closure and/or consolidation of facilities,

(G)	restructuring charges, accruals or reserves and related charges (including restructuring costs related to acquisitions prior to and after the Issue Date); provided that such restructuring charges, accruals and reserves shall not exceed an aggregate amount of $10,000,000 in any consecutive four fiscal quarter period,

(H)	the amount of expenses relating to payments made to holders of options or other equity interests of the Company in connection with, or as a result of, any distribution being made to shareholders or other equityholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted in the indenture,

(I)	losses on dispositions, disposals or abandonments (other than dispositions, disposals, or abandonments in the ordinary course of business),

(J)	any costs or expenses incurred pursuant to any management equity plan or share option plan or any other management or employee benefit plan or agreement or share subscription or shareholder agreement, to the extent such costs or expenses are funded with cash proceeds contributed to the capital of the Company or the Net Cash Proceeds of any issuance of Capital Stock (other than Disqualified Capital Stock) of the Company,

(K)	any non-cash loss attributable to the mark-to-market movement in the valuation of Hedging Obligations (to the extent the cash impact resulting from such loss has not been realized) or other derivative instruments pursuant to Financial Accounting Standards Board Accounting Standards Codification 815 (Derivatives and Hedging),

(L)	any loss relating to amounts paid in cash prior to the stated settlement date of any Hedging Obligation that has been reflected in Consolidated Net Income in such period,

(M)	any gain relating to Hedging Obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from EBITDA pursuant to clauses (2)(E) and (2)(F) below,

(N)	cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in EBITDA in any period to the extent (and not in excess of) non-cash gains relating to such receipts were deducted in the calculation of EBITDA pursuant to paragraph (2) below for any previous period and not added back,

(O)	any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, acquisition or any sale, conveyance, transfer or other disposition of assets permitted under the indenture, to the extent actually indemnified or reimbursed,

(P)	to the extent covered by insurance and actually reimbursed, expenses, charges or losses with respect to liability or casualty events or business interruption,

(Q)	amounts paid or reserved in connection with earn-out obligations in connection with any acquisition of a business or Person,

(R)	certain demonstrable adjustments for physician compensation paid (including via earnings distributions) as a result of the consummation of acquisitions (including adjustments in physician compensation to reflect ongoing physician compensation in accordance with the terms of such acquisition), all determined on a consolidated, combined or condensed basis in accordance with GAAP, or if not in conformity with GAAP, such adjustments as are determined in good faith by a responsible financial or accounting Officer of the Company and set forth in a certificate signed by such Officer and delivered to the Trustee that states the amount of such adjustment, that such adjustments are based on the good faith belief of such Officer and the factual basis for which such good faith belief is based, and

(S)	realized or unrealized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Company and its Restricted Subsidiaries;

less

(2)	without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(A)	unusual or non-recurring gains,

(B)	non-cash gains, excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash items in any prior period (other than any such accruals or cash reserves that have been added back to Consolidated Net Income in calculating EBITDA in accordance with this definition),

(C)	gains on dispositions, disposals or abandonments (other than dispositions, disposals or abandonments in the ordinary course of business),

(D)	any non-cash gain attributable to the mark-to-market movement in the valuation of Hedging Obligations (to the extent the cash impact resulting from such gain has not been realized) or other derivative instruments pursuant to Financial Accounting Standards Board Accounting Standards Codification 815 (Derivatives and Hedging),

(E)	any gain relating to amounts received in cash prior to the stated settlement date of any Hedging Obligation that has been reflected in Consolidated Net Income in such period,

(F)	any loss relating to Hedging Obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from EBITDA pursuant to clauses (1)(K) and (1)(L) above, and

(G)	realized or unrealized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Company and its Restricted Subsidiaries;

plus

(3)	in accordance with the definition of “Pro Forma Basis”, an adjustment equal to the amount, without duplication of any amount otherwise included in any other clause of the definition of “EBITDA”, of the Pro Forma Adjustment shall be added to (or subtracted from) EBITDA (including the portion thereof occurring prior to the relevant Specified Transaction and/or Specified Restructuring) as determined in good faith by a responsible financial or accounting Officer of the Company and set forth in a certificate signed by such Officer and delivered to the Trustee that states the amount of such adjustment, that such adjustments are based on the good faith belief of such Officer and the factual basis for which such good faith belief is based, in each case, as determined on a consolidated basis for the Company and the Restricted Subsidiaries in accordance with GAAP; provided that,

(i)	there shall be included in determining EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by the Company or any Restricted Subsidiary during such period or after such period but on or preceding the date on which EBITDA is being calculated (other than any Unrestricted Subsidiary) to the extent not subsequently sold, transferred or otherwise disposed of during such period (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to a transaction consummated prior to the Issue Date, and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis; provided that, for the avoidance of doubt, notwithstanding any classification under GAAP of any Person or business in respect of which a definitive agreement for the acquisition thereof has been entered into, the Acquired EBITDA of such Person or business shall not be included pursuant to this paragraph (i) until such acquisition shall have been consummated; and

(ii)	there shall be excluded in determining EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise Disposed of, closed or classified as discontinued operations by the Company or any Restricted Subsidiary to the extent not subsequently reacquired, reclassified or continued, in each case, during such period (each such Person (other than an Unrestricted Subsidiary), property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis; provided that, for the avoidance of doubt, notwithstanding any classification under GAAP of any Person or business in respect of which a definitive agreement for the disposition thereof has been entered into as discontinued operations, the disposed EBITDA of such Person or business shall not be excluded pursuant to this paragraph (ii) until such disposition shall have been consummated.

“Equity Offering” means any public or private sale of Capital Stock (other than Disqualified Stock) of the Company, other than public offerings with respect to the Company’s common stock registered on Form S-8 under the Securities Act and other than issuances to any Subsidiary of the Company.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Existing Insurance Subsidiary” means Marblehead Surety & Reinsurance Company, Ltd., a Cayman Islands exempted company.

“Existing Mandatory Convertible Preferred” means the Company’s 5.25% Mandatory Convertible Preferred Stock, Series A-1, with a liquidation preference of $100 per share, outstanding on the Issue Date.

“Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arm’s-length, free market transaction, for cash, between a willing and able buyer and an unaffiliated willing seller, neither of whom is under undue pressure or compulsion to complete the transaction, as such price is determined in good faith by (1) the Chief Financial Officer, the Treasurer or the Chief Accounting Officer of the Company (unless otherwise provided in the Indenture) for transactions valued at, or below, $20.0 million, or (2) the Board of Directors of the Company (unless otherwise provided in the Indenture) for transactions valued in excess of $20.0 million.

“Foreign Subsidiary” shall mean each Subsidiary of the Company that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession; provided that leases will be accounted for using the accounting principles in effect on the Issue Date and any change in the accounting for leases after the Issue Date will be disregarded. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP. For the avoidance of doubt, all calculations, ratios and computations with respect to leases contained in the Indenture will be computed in conformity with GAAP as in effect as of the Issue Date.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)	entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guaranty Agreement” means a supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor guarantees the Company’s obligations with respect to the Notes on the terms provided for in the Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Holder,” “holder,” “Noteholder” or “noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Hospital Joint Venture” shall mean a Person that (i) is owned by solely (A) the Company or any Restricted Subsidiary and (B) a hospital or health system or an Affiliate thereof; (ii) owns more than 50% of the outstanding Capital Stock of an Operating Entity and (iii) is not subject to any contractual obligation that limits the ability of such Person to pay dividends or make any other distribution on any of such Person’s Capital Stock or other equity interests owned by the Company or any Restricted Subsidiary, other than restrictions comparable to those set forth in clauses (1)(A), (1)(B), (1)(E) and (1)(F) of the covenant described above under the caption “—Certain Covenants—Limitations on Restrictions on Distributions from Restricted Subsidiaries;” provided, however, that the Company or any Restricted Subsidiary must own no less than 40% of the outstanding Capital Stock of such Person.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with “—Certain Covenants—Limitation on Indebtedness”:

(1)	amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2)	the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and

(3)	the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness will not be deemed to be the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2)	all Capital Lease Obligations of such Person and all Attributable Debt in respect of sale and leaseback transactions entered into by such Person;

(3)	all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accounts payable or other liability to trade creditors arising in the ordinary course of business);

(4)	all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5)	the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends);

(6)	all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7)	all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or assets and the amount of the obligation so secured; and

(8)	to the extent not otherwise included in this definition, Hedging Obligations of such Person.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude (1) indemnification, purchase price adjustment, holdback and contingency payment obligations to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter, (2) contingent obligations, including Guarantees, incurred in the ordinary course of business or in respect of operating leases; and (3) deferred or prepaid revenues.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“Independent Investment Banker” means an independent investment banking or commercial banking institution of national standing appointed by the Company.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

“Insurance Subsidiary” means the Existing Insurance Subsidiary and any other Subsidiary of the Company formed for the purpose of insuring the healthcare business or facilities owned or operated by the Company, any Subsidiary of the Company or any physician or other healthcare professional employed by or on the medical staff of any such business or facility.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other financial agreement or arrangement with respect to exposure to interest rates.

“Investment “ in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1)	“Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (A) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

“Investment Grade” means a rating of BBB- or higher by S&P and Baa3 or higher by Moody’s, or the equivalent of such ratings by another Rating Agency.

“Issue Date” means the date on which the Notes are originally issued.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Moody’s “ means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

(1)	all legal, title and recording tax expenses, commissions and other fees and expenses incurred (including legal, accounting and investment banking fees and commissions), and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2)	all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

(4)	the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and

(5)	any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of that escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Non-Cash Charges” means (a) any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities pursuant to GAAP, (b) all losses from investments recorded using the equity method, (c) all Non-Cash Compensation Expenses, (d) the non-cash impact of recapitalization or purchase accounting, (e) the non-cash impact of accounting changes or restatements and (f) other non-cash charges (provided, in each case, that, if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive-based compensation awards or arrangements.

“Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed by two Officers.

“Operating Entity” shall mean a Person (i) that is an ambulatory surgery center, (ii) as to which the Company or any Restricted Subsidiary or any Hospital Joint Venture owns more than 50% of the outstanding Capital Stock and as to which a Person other than the Company or a Restricted Subsidiary or a Hospital Joint Venture has a noncontrolling or minority ownership interest and (iii) that is not subject to any contractual obligation that limits the ability of such Person to pay dividends or make any other distribution on any of such Person’s Capital Stock owned by the Company or any Restricted Subsidiary or any Hospital Joint Venture, other than restrictions comparable to those set forth in clauses (1)(A), (1)(B), (1)(E) and (1)(F) of the covenant described above under the caption “—Certain Covenants—Limitations on Restrictions on Distributions from Restricted Subsidiaries.”

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Pari Passu Indebtedness” means any Indebtedness of the Company or any Subsidiary Guarantor that ranks pari passu in right of payment with the Notes or the Subsidiary Guarantees, as applicable.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1)	the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary and any Investment held by such Person at such time; provided, however, that the primary business or such Restricted Subsidiary is a Related Business;

(2)	another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or Restricted Subsidiary and any Investment held by such Person at such time; provided, however, that such Person’s primary business is a Related Business;

(3)	cash and Temporary Cash Investments;

(4)	receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	loans or advances to officers, directors and employees made in the ordinary course of business of the Company or such Restricted Subsidiary including, in connection with such officer’s or employee’s acquisition of Capital Stock of the Company so long as no cash or other assets are paid by the Company or any of its Restricted Subsidiaries to such officer or employee in connection with the acquisition of such obligations;

(7)	stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(8)	any Person to the extent such Investment represents the non-cash portion of the consideration received for (A) an Asset Disposition as permitted pursuant to the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” or (B) a disposition of assets not constituting an Asset Disposition;

(9)	any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (A) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(10)	any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(11)	any Person to the extent such Investments consist of Hedging Obligations otherwise permitted under the covenant described under “—Certain Covenants—Limitation on Indebtedness”;

(12)	any Person to the extent such Investment exists on the Issue Date, and any extension, modification or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

(13)	the payment for which consists of Capital Stock of the Company or any of its direct or indirect parent companies (exclusive of Disqualified Stock); provided that such Capital Stock will not increase the amount available for Restricted Payments under clause (a)(3)(B) under the covenant described under “—Certain Covenants—Limitation on Restricted Payments;”

(14)	Persons engaged in Related Business to the extent such Investments, when taken together with all other Investments made pursuant to this clause (14) and outstanding on the date such Investment is made, do not exceed the greater of (x) $100.0 million and (y) 2.0% of Total Assets;

(15)	loans or advances to healthcare providers made in the ordinary course of business of the Company or such Restricted Subsidiary;

(16)	Investments in Hospital Joint Ventures to the extent such Investments, when taken together with all other Investments made pursuant to this clause (16) and outstanding on the date such Investment was made (measured on the date such Investments are made and without giving effect to subsequent changes in value) in an amount not to exceed at any one time outstanding 1.0x EBITDA of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters immediately prior to the date of such determination for which internal financial statements are available;

(17)	Investments in the Existing Insurance Subsidiary if the Board of Directors designates the Existing Insurance Subsidiary as an Unrestricted Subsidiary to the extent that the assets of the Insurance Subsidiary at the time of designation as an Unrestricted Subsidiary do not exceed the greater of (x) $20.0 million and (y) 0.50% of Total Assets;

(18)	any Investment made by an Insurance Subsidiary that is a legal investment for an insurance company under the laws of the jurisdiction in which such Insurance Subsidiary is formed and made in the ordinary course of business or consistent with past practice and rated in one of the four highest rating categories by one of the Rating Agencies;

(19)	Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(20)	Investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices and loans;

(21)	with respect to the grantor trust established by the Company (which is subject to the claims of general creditors of the Company) for the non-qualified deferred compensation plan adopted by the Company entitled the AmSurg Supplemental Executive and Director Retirement Savings Plan (the “Rabbi Trust”), Investments permitted under the Rabbi Trust and consistent with past practice; and

(22)	any Person to the extent such Investment, when taken together with all other Investments made pursuant to this clause (19) and outstanding on the date such Investment is made, do not exceed the greater of (x) $125.0 million and (y) 2.5% of Total Assets.

For purposes of this definition, in the event that proposed Investment (or portion thereof) meets the criteria of more than one of the categories of Permitted Investments described in clause (1) through (22) above, or is otherwise entitled to be incurred or made pursuant to the covenant contained under “—Certain Covenants—Limitation on Restricted Payments” above, the Company will be entitled to classify, or later reclassify, such Investment (or portion thereof) in one or more of such categories set forth above or under “—Certain Covenants—Limitation on Restricted Payments.”

“Permitted Liens” means, with respect to any Person:

(1)	pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, performance bonds or obligations of a like nature or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(3)	Liens for taxes, assessments or other governmental charges or claims, in each case not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(4)	Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(5)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)	Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(7)	Liens to secure Indebtedness under Credit Facilities Incurred pursuant to clause (b)(1) under “—Certain Covenants—Limitation on Indebtedness”;

(8)	Liens existing on the Issue Date (other than Liens referred to in the foregoing clause (7));

(9)	Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(10)	Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(11)	Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Wholly Owned Subsidiary of such Person;

(12)	Liens securing Hedging Obligations so long as such Hedging Obligations are permitted to be Incurred under the Indenture;

(13)	Liens in favor of the Company or the Subsidiary Guarantors;

(14)	leases, subleases, licenses or sublicenses granted to third parties entered into in the ordinary course of business which do not materially interfere with the conduct of the business of the Company and the Restricted Subsidiaries and which do not secure any Indebtedness;

(15)	Liens securing judgments, decrees, orders or awards for the payment of money not constituting an Event of Default in respect of which the Company shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or in respect of which the period within which such appeal or proceedings may be initiated shall not have expired;

(16)	Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (6), (8), (9) or (10); provided, however, that:

(A)	such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Indebtedness (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(B)	the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (6), (8), (9) or (10) at the time the original Lien became a Permitted Lien and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(17)	Liens to secure Indebtedness incurred pursuant to clause (b)(13) under “—Certain Covenants—Limitation on Indebtedness”; provided that such Lien shall be limited to the property and assets held by such Restricted Subsidiary, partnership or joint venture;

(18)	Liens to secure Indebtedness representing Indebtedness permitted pursuant to clause (11) under “—Certain Covenants—Limitation on Indebtedness”; provided that such Liens do not extend to or cover any assets other than such assets leased or acquired by such Purchase Money Indebtedness, Capital Lease Obligations or Attributable Debt;

(19)	Liens to secure Indebtedness permitted to be incurred pursuant to the covenant described under “—Certain Covenants—Limitation on Indebtedness” in an amount not to exceed the maximum amount of Indebtedness such that the Consolidated Secured Debt Ratio (at the time of Incurrence of such Indebtedness after giving pro forma effect thereto) would not be greater than 3.5 to 1.0;

(20)	Liens to secure Indebtedness representing Indebtedness permitted pursuant to clause (15) under “—Certain Covenants—Limitation on Indebtedness”; provided that such Liens extend only to the assets of Restricted Subsidiaries that are not Subsidiary Guarantors;

(21)	Liens created or deemed to exist by the establishment of trusts of the purposes of satisfying government reimbursement program costs and other actions or claims pertaining to the same or related matters or other medical reimbursement programs;

(22)	Liens solely on any case earned money deposits made by the Company or any Restricted Subsidiary with any letter of intent or purchase agreement permitted hereunder;

(23)	Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right to set off) and which are within the general parameters customary in the banking industry;

(24)	Liens (i) on cash advances in favor of the seller of any property to be acquired in a Permitted Investment to be applied against the purchase price for such Permitted Investment, and (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under the Indenture, in each case, solely to the extent such Permitted Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien;

(25)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or any of the Restricted Subsidiaries in the ordinary course of business permitted by the Indenture;

(26)	Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the Incurrence of Indebtedness, (ii) relating to pooled deposit, automatic clearing house or sweep accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations Incurred in the ordinary course of business of the Company and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the or any Restricted Subsidiary in the ordinary course of business;

(27)	Liens solely on any cash earnest money deposits made by the Company or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(28)	Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(29)	Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and, at the time of incurrence thereof, not for speculative purposes; and

(30)	Liens on cash and Permitted Investments used to satisfy or discharge Indebtedness; provided such satisfaction or discharge is permitted the Indenture.

Notwithstanding the foregoing, “Permitted Liens” will not include any Lien described in clause (6), (9) or (10) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Available Cash pursuant to the covenant described under “—Certain Covenants—Limitation on Sale of Assets and Subsidiary Stock.” For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Post-Transaction Period” means, (a) with respect to any Specified Transaction, the period beginning on the date such Specified Transaction is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Specified Transaction is consummated and (b) with respect to any Specified Restructuring, the period beginning on the date such Specified Restructuring is initiated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Specified Restructuring is initiated.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class of classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Pro Forma Adjustment” means, for any period that includes all or any part of a fiscal quarter included in any Post-Transaction Period with respect to the Acquired EBITDA of the applicable Pro Forma Entity or the EBITDA of the Company, the pro forma increase or decrease (for the avoidance of doubt net of any such increase or decrease actually realized) in such Acquired EBITDA or such EBITDA, as the case may be, projected by the Company in good faith as a result of, without duplication, (a) actions taken, or expected to be taken prior to or during such Post-Transaction Period, for the purposes of realizing reasonably identifiable and factually supportable cost savings, operating expense reductions, cost synergies or adjustments for hospital or contract rates effective prior to or during such Post-Transaction Period or (b) any additional costs, expenses or charges, accruals or reserves (collectively “Costs”) incurred prior to or during such Post-Transaction Period in connection with the combination of the operations of a Pro Forma Entity with the operations of the Company and its Restricted Subsidiaries or otherwise in connection with, as a result of, or related to, such Specified Transaction or Specified Restructuring; provided that so long as such actions are taken or expected to be taken prior to or during such Post-Transaction Period or such Costs are incurred prior to or during such Post-Transaction Period or such contract rates are adjusted prior to or during such Post-Transaction Period it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such EBITDA, as the case may be, that such cost savings, operating expense reductions, cost synergies or contract rate adjustments will be realizable during the entirety of such period, or such additional Costs will be incurred during such period; and provided, further, that (i) any such pro forma increase or decrease to such Acquired EBITDA or such EBITDA, as the case may be, shall be without duplication for cost savings, operating expense reductions, cost synergies, Costs or contract rate adjustments already included in such Acquired EBITDA or such EBITDA, as the case may be, for such period and (ii) the aggregate amount of any such pro forma increase or decrease to Acquired EBITDA or EBITDA for cost savings, operating expense reductions, cost synergies, Costs or contract rate adjustments shall not exceed 15% of EBITDA (as set forth in the definition thereof) for such period (before giving effect to any such pro forma increase or decrease).

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a sale, transfer or other disposition of all or substantially all Capital Stock in any Subsidiary of the Company or any division, product line, or facility used for operations of the Company or any of its Subsidiaries, shall be excluded, and (ii) in the case of an acquisition or Investment described in the definition of the term “Specified Transaction,” shall be included, (b) any Refinancing, prepayment, repurchase, retirement, repayment, redemption, defeasance or extinguishment of Indebtedness and (c) any Indebtedness Incurred by the Company or any of the Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above (but without duplication thereof), the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of EBITDA and give effect to events (including operating expense reductions) that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Company and the Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of the term “Pro Forma Adjustment.”

“Pro Forma Entity” means any Acquired Entity or Business, any Sold Entity or Business, any Converted Restricted Subsidiary or any Converted Unrestricted Subsidiary.

“Purchase Money Indebtedness” means Indebtedness (1) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds or similar Indebtedness, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and (2) Incurred to finance the acquisition by the Company or a Restricted Subsidiary of such asset, including additions and improvements, in the ordinary course of business, provided, however, that any Lien arising in connection with any such Indebtedness shall be limited to the specific asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached; provided, further, however, that such Indebtedness is Incurred within 180 days after such acquisition of such assets.

“Quotation Agent” means the Reference Treasury Dealer selected by each of the Independent Investment Banker and the Company.

“Rating Agencies” means S&P and Moody’s; provided, that if either S&P or Moody’s (or both) shall cease issuing a rating on the notes for reasons outside the control of the Company, the Company may select a nationally recognized statistical rating agency to substitute for S&P or Moody’s (or both).

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1)	such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2)	such Refinancing Indebtedness has an Average Life at the time such Refinancing indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(3)	such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

(4)	if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced;

provided, further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that is not a Subsidiary Guarantor that Refinances Indebtedness of the Company or a Subsidiary Guarantor or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Reference Treasury Dealer” means (1) any independent investment banking or commercial banking institution of national standing and any of its successors appointed by the Company (initially Citigroup Global Markets Inc.), provided, however, that if any appointed entity shall cease to be a primary U.S. Government securities dealer in the United States, referred to as a Primary Treasury Dealer, the Company shall substitute therefor another Primary Treasury Dealer, and (2) any other Primary Treasury Dealer selected by the Independent Investment Banker and approved in writing by the Company.

“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.

“Related Business” means any business in which the Company or any of the Restricted Subsidiaries was engaged on the Issue Date and any business related, ancillary or complementary to such business.

“Restricted Payment” with respect to any Person means:

(1)	the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to the Company or a Restricted Subsidiary and (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of the Company held by any Person (other than by a Restricted Subsidiary) or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than by a Restricted Subsidiary), including in connection with any merger or consolidation;

(3)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Company or any Subsidiary Guarantor (other than (A) from the Company or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4)	the making of any Investment (other than a Permitted Investment) in any Person.

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“SEC” means the U.S. Securities and Exchange Commission. “Secured Indebtedness” means any Indebtedness secured by a Lien. “Securities Act” means the U.S. Securities Act of 1933, as amended.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Sold Entity or Business” shall have the meaning provided in the definition of the term “EBITDA.”

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Specified Restructuring” means any restructuring or other strategic initiative (including cost saving initiative) of the Company or any of its Restricted Subsidiaries after the Issue Date and not in the ordinary course and described in reasonable detail in a certificate of a responsible financial or accounting Officer delivered by the Company to the Trustee.

“Specified Transaction” shall mean, with respect to any period, any Investment, sale, transfer or other disposition of assets or property, Incurrence, Refinancing, prepayment, redemption, repurchase, defeasance, extinguishment, retirement or repayment of Indebtedness.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Strategic Investors” means physicians, hospitals, health systems, other healthcare providers, other healthcare companies and other similar strategic joint venture partners which joint venture partners are actively involved in the day-to-day operations of providing surgical care and surgery-related services, or, in the case of physicians, that have retired therefrom, individuals who are former owners or employees of surgical care facilities purchased by the Company, any of its Restricted Subsidiaries, and consulting firms that receive common stock solely as consideration for consulting services performed.

“Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a Subsidiary Guarantee of such Person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1)	such Person;

(2)	such Person and one or more Subsidiaries of such Person; or

(3)	one or more Subsidiaries of such Person.

“Subsidiary Guarantee” means a Guarantee by a Subsidiary Guarantor of the Company’s obligations with respect to the Notes.

“Subsidiary Guarantor” means each Subsidiary of the Company that executes the Indenture governing the Notes as a guarantor on the Issue Date, unless such Subsidiary Guarantor is released pursuant to the Indenture, and each other Subsidiary of the Company that thereafter Guarantees such Notes pursuant to the terms of the Indenture.

“Temporary Cash Investments” means any of the following:

(1)	any U.S. Government Obligation;

(2)	investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4)	investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to Standard and Poor’s;

(5)	investments in securities issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A2” by Moody’s;

(6)	eligible banker’s acceptances, repurchase agreements and tax-exempt municipal bonds having a maturity of less than one year, in each case having a rating of, or evidencing the full recourse obligation of a person whose senior debt is rated, at least “A” by S&P and at least “A2” by Moody’s; and

(7)	investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through (6) above.

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.

“Trustee” means U.S. Bank National Association until a successor replaces it and, thereafter, means the successor.

“Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. § 77aaa-77bbbb) as in effect on the Issue Date.

“Trust Officer” means the Chairman of the Board, the President, any Vice President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“Unrestricted Cash” shall mean, as of any date of determination, the aggregate amount of cash and Permitted Investments of the Company or any of its Subsidiaries properly classified as “Unrestricted Cash” for purposes of GAAP as at such date and excluding cash and Permitted Investments held by any such Subsidiary to the extent that the payment or distribution by such Subsidiary of such cash or Permitted Investments to the Company is not permitted by the terms of such Subsidiary’s articles of incorporation (or corporate charter or other similar organizational documents) or bylaws (or other similar documents) or any agreement, instrument or applicable law; provided that the amount of cash and Permitted Investments of any Foreign Subsidiary of the Company that is included in the calculation of Unrestricted Cash shall be reduced by the amount of taxes reasonably expected to be incurred in connection with the repatriation of such cash or Permitted Investments if such cash or Permitted Investments were to be transferred from such Foreign Subsidiary to the Company or any of its Domestic Subsidiaries.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $5,000 or less or (B) if such Subsidiary has assets greater than $5,000, such designation would be permitted as an Investment at the time of such designation under the covenant described under “—Certain Covenants—Limitation on Restricted Payments”; provided, further, however, that each of (i) the Subsidiaries to be so designated and (ii) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue , assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Company or any Restricted Subsidiary.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) (i) the Company could Incur $1.00 of additional Indebtedness under paragraph (A) of the covenant described under “—Certain Covenants—Limitation on Indebtedness” or (ii) the Consolidated Coverage Ratio for Company would be no worse than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Opinion of Counsel and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or one or more other Wholly Owned Subsidiaries.

BOOK-ENTRY, DELIVERY AND FORM

Except as described below, we will issue the exchange notes in the form of one or more registered exchange notes in global form without coupons. We will deposit each global note on the date of the closing of this exchange offer with, or on behalf of, The Depository Trust Company in New York, New York, and register the exchange notes in the name of The Depository Trust Company or its nominee or will leave the exchange notes in the custody of the trustee.

Except as set forth below, the global notes may be transferred only to another nominee of The Depository Trust Company or to a successor of The Depository Trust Company or its nominee, in whole or in part. Except in the limited circumstances described below, beneficial interests in the global notes may not be exchanged for notes in certificated form and owners of beneficial interests in the global notes will not be entitled to receive physical delivery of notes in certificated form. See “—Exchange of Book-Entry Notes for Certificated Notes.”

Depository Trust Company Procedures

For your convenience, we are providing you with a description of the operations and procedures of The Depository Trust Company. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We are not responsible for these operations and procedures and urge you to contact the system or its participants directly to discuss these matters.

The Depository Trust Company has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between its participants through electronic book entry changes in the accounts of these participants. These direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to The Depository Trust Company’s system is also indirectly available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a direct or indirect custodial relationship with a direct participant. The Depository Trust Company may hold securities beneficially owned by other persons only through its participants and the ownership interests and transfers of ownership interests of these other persons will be recorded only on the records of the participants and not on the records of The Depository Trust Company.

The Depository Trust Company has also advised us that, in accordance with its procedures:

(1) upon deposit of the global notes, it will credit the accounts of the direct participants with an interest in the global notes, and

(2) it will maintain records of the ownership interests of these direct participants in the global notes and the transfer of ownership interests by and between direct participants.

The Depository Trust Company will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, indirect participants or other owners of beneficial interests in the global notes. Both direct and indirect participants must maintain their own records of ownership interests of, and the transfer of ownership interests by and between, indirect participants and other owners of beneficial interests in the global notes.

Investors in the global notes may hold their interests in the exchange notes directly through The Depository Trust Company if they are direct participants in The Depository Trust Company or indirectly through organizations that are direct participants in The Depository Trust Company. All interests in a global note may be subject to the procedures and requirements of The Depository Trust Company.

The laws of some states require that some persons take physical delivery in definitive certificated form of the securities that they own. This may limit or curtail the ability to transfer beneficial interests in a global note to these persons. Because The Depository Trust Company can act only on behalf of direct participants, which in turn act on behalf of indirect participants and others, the ability of a person having a beneficial interest in a global note to pledge its interest to persons or entities that are not direct participants in The Depository Trust Company or to otherwise take actions in respect of its interest may be affected by the lack of physical certificates evidencing the interests.

Except as described below, owners of interests in the global notes will not have exchange notes registered in their names, will not receive physical delivery of exchange notes in certificated form and will not be considered the registered owners or holders of the exchange notes under the indenture for any purpose.

Payments with respect to the principal of and interest and premium and additional interest, if any, on any exchange notes represented by a global note registered in the name of The Depository Trust Company or its nominee on the applicable record date will be payable by the trustee to or at the direction of The Depository Trust Company or its nominee in its capacity as the registered holder of the global note representing the exchange notes under the indenture governing the notes. Under the terms of the indenture, we and the trustee will treat the person in whose names the exchange notes are registered, including exchange notes represented by global notes, as the owners of the exchange notes for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal and interest on global notes registered in the name of The Depository Trust Company or its nominee will be payable by the trustee to The Depository Trust Company or its nominee as the registered holder under the indenture governing the notes. Consequently, none of the Issuer, the trustee or any of our agents or the trustee’s agents has or will have any responsibility or liability for:

(1) any aspect of The Depository Trust Company’s records or any direct or indirect participant’s records relating to, or payments made on account of, beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of The Depository Trust Company’s records or any direct or indirect participant’s records relating to the beneficial ownership interests in any global note, or

(2) any other matter relating to the actions and practices of The Depository Trust Company or any of its direct or indirect participants.

The Depository Trust Company has advised us that its current practice, upon receipt of any payment in respect of securities such as the exchange notes, including principal and interest, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the security as shown on its records, unless it has reasons to believe that it will not receive payment on the payment date. Payments by the direct and indirect participants to the beneficial owners of interests in the global note will be governed by standing instructions and customary practice and will be the responsibility of the direct or indirect participants and will not be the responsibility of The Depository Trust Company, the trustee or us.

Neither we nor the trustee will be liable for any delay by The Depository Trust Company or any direct or indirect participant in identifying the beneficial owners of the exchange notes and the Issuer and the trustee may conclusively rely on, and will be protected in relying on, instructions from The Depository Trust Company or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the exchange notes.

Subject to existing transfer restrictions under the Securities Act, transfers between participants in The Depository Trust Company will be effected in accordance with The Depository Trust Company’s procedures, and will be settled in same day funds.

The Depository Trust Company has advised us that it will take any action permitted to be taken by a holder of exchange notes only at the direction of one or more participants to whose account The Depository Trust Company has credited the interests in the global notes and only in respect of the portion of the aggregate principal amount of the exchange notes as to which the participant or participants has or have given that direction. However, if there is an event of default with respect to the exchange notes, The Depository Trust Company reserves the right to exchange the global notes for legended exchange notes in certificated form and to distribute them to its participants.

Although The Depository Trust Company has agreed to these procedures to facilitate transfers of interests in the global notes among participants in The Depository Trust Company, it is under no obligation to perform or to continue to perform these procedures and may discontinue them at any time. None of the Issuer, the trustee or any of our or the trustee’s respective agents will have any responsibility for the performance by The Depository Trust Company or its direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

A global note will be exchangeable for definitive exchange notes in registered certificated form if:

(1) The Depository Trust Company notifies us that it is unwilling or unable to continue as depository for the global notes and we fail to appoint a successor depository within 90 days,

(2) The Depository Trust Company ceases to be a clearing agency registered under the Exchange Act and we fail to appoint a successor within 90 days,

(3) the issuer notifies the trustee that it has elected to cause the issuance of certificated exchange notes, or

(4) a default or an event of default under the indenture for the exchange notes has occurred and is continuing.

In all cases, certificated exchange notes delivered in exchange for any global note or beneficial interests in a global note will be registered in the name, and issued in any approved denominations, requested by or on behalf of The Depository Trust Company, in accordance with its customary procedures and will bear the applicable restrictive legend, unless that legend is not required by applicable law.

Exchange of Certificated Notes for Book-Entry Notes

If certificated exchange notes are issued in the future, they will not be exchangeable for interests in any global note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Same Day Settlement

We expect that the interests in the global notes will be eligible to trade in The Depository Trust Company’s Same-Day Funds Settlement System. As a result, secondary market trading activity in these interests will settle in immediately available funds, subject in all cases to the rules and procedures of The Depository Trust Company and its participants. We expect that secondary trading in any certificated exchange notes will also be settled in immediately available funds.

Payment

The indenture requires that payments in respect of the exchange notes represented by global notes, including principal and interest, be made by wire transfer of immediately available funds to the accounts specified by the holder of the global notes. With respect to exchange notes in certificated form, we will make all payments of principal and interest on the exchange notes at our office or agency maintained for that purpose within the city and state of New York. This office will initially be the office of the trustee maintained for that purpose. At our option however, we may make these installments of interest by

(1) check mailed to the holders of exchange notes at their respective addresses provided in the register of holder of exchange notes, or

(2) transfer to an account maintained by the payee.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax consequences of the exchange of private notes for exchange notes in the exchange offer. This summary is based on the United States Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations thereunder and administrative interpretations and judicial decisions, all as in effect on the date of this prospectus and all of which are subject to change, with possible retroactive effect. No opinion of counsel has been obtained, and AmSurg does not intend to seek a ruling from the United States Internal Revenue Service (the “IRS”), as to any of the tax consequences discussed below. There can be no assurance that the IRS will not challenge one or more of the tax consequences described below.

This summary does not purport to address all tax consequences that may be important to a particular holder in light of that holder’s particular circumstances, and does not apply to persons subject to special treatment under United States federal income tax law (including, without limitation, a bank, governmental authority or agency, financial institution, insurance company, pass-through entity, tax-exempt organization, broker or dealer in securities or small business investment company, an employee of or other service provider to AmSurg, a person holding private notes that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale or conversion transaction, a person that owns more than 10% of the common stock of the Issuer (actually or constructively), a person that is in bankruptcy or a regulated investment company or real estate investment trust). This summary assumes that each holder of a private note holds such security as a “capital asset” within the meaning of Section 1221 of the Code. Additionally, this summary does not discuss any tax consequences that may arise under any laws other than United States federal income tax law, including under federal estate and gift tax laws or state, local or non-United States tax law.

The United States federal income tax consequences to a partner in an entity or arrangement treated as a partnership for United States federal income tax purposes that holds a private note generally will depend on the status of the partner and the activities of the partner and the partnership. A partnership, or a partner in a partnership, holding private notes should consult its own tax advisor.

THIS SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS RELEVANT TO A PARTICULAR HOLDER. ACCORDINGLY, THE FOLLOWING SUMMARY OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE TO THE TRANSACTIONS DESCRIBED IN THIS REGISTRATION STATEMENT.

Consequences of Tendering Private Notes

The exchange of your private notes for exchange notes in the exchange offer should not constitute an exchange for United States federal income tax purposes because the exchange notes should not be considered to differ materially in kind or extent from the private notes exchanged therefor. Accordingly, the exchange offer should have no United States federal income tax consequences to you if you exchange your private notes for exchange notes and the exchange notes you receive should be treated as a continuation of your investment in the private notes. Consequently, there should be no change in your tax basis and your holding period should carry over to the exchange notes. In addition, the United States federal income tax consequences of holding and disposing of your exchange notes should be the same as those applicable to your private notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. AmSurg has agreed that, starting on the expiration date of the exchange offer and ending 90 days after such date, it will make this prospectus available to any broker-dealer for use in connection with any such resale.

AmSurg will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the expiration of the exchange offer, AmSurg will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. AmSurg has agreed to pay all expenses in connection with the exchange offer other than commissions or concessions of broker-dealers. AmSurg will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

We have agreed to pay generally all expenses incident to the exchange offer, other than brokerage commissions and transfer taxes, if any, and will indemnify the holders of the private notes (including participating broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes and the guarantees thereof will be passed upon for us by Hodgson Russ, LLP, New York, New York. Certain legal matters relating to Arkansas, California, Colorado, Georgia, Kansas and Minnesota law will be passed upon for us by Kutak Rock LLP. Certain legal matters relating to Connecticut law will be passed upon for us by Hodgson Russ, LLP, New York, New York. Certain legal matters relating to Delaware and Tennessee law will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee. Certain legal matters relating to Florida law will be passed upon for us by Akerman LLP. Certain legal matters relating to Maryland law will be passed upon for us by Venable LLP. Certain legal matters relating to Massachusetts law will be passed upon for us by Murtha Cullina LLP. Certain legal matters relating to New Jersey law will be passed upon for us by Wilentz, Goldman & Spitzer, P.A. Certain legal matters relating to North Carolina and South Carolina law will be passed upon for us by Parker Poe Adams & Bernstein LLP. Certain legal matters relating to Texas law will be passed upon for us by Leichty & McGinnis, LLP. Certain matters relating to West Virginia law will be passed upon for us by Steptoe & Johnson LLP.

EXPERTS

The consolidated financial statements, and the related consolidated financial statement schedule, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of AmSurg Corp.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements and consolidated financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Sunbeam Holdings, L.P. as of and for the year ended December 31, 2013, incorporated in this Prospectus by reference from the Company’s Current Report on Form 8-K dated December 23, 2014, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Sunbeam Holdings, L.P. as of December 31, 2012 and for each of the two years then ended, incorporated in this Prospectus by reference from the Company’s Current Report on Form 8-K dated December 23, 2014, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Up To $1,100,000,000 aggregate principal amount

5.625% Senior Notes due 2022

which have been registered under the Securities Act of 1933

for

Up To $1,100,000,000 aggregate principal amount outstanding

outstanding unregistered 5.625% Senior Notes due 2022

PROSPECTUS

January 16, 2015

Until April 16, 2015 (90 days after the date of this prospectus), all dealers that effect transactions in the exchange notes, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.